AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 2005

                                                     REGISTRATION NO. 333-121842
--------------------------------------------------------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             SYSTEMS EVOLUTION, INC.
             (Exact Name of Registrant as Specified in Its Charter)


              Idaho                                 7371                                  82-0291029

---------------------------------------------------------------------------------------------------------------
 (State or Other Jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer Identification No.)
  Incorporation or Organization)        Classification Code Number)


 10777 Westheimer Road, Suite 810, Houston, TX 77042 Telephone: (713) 979-1600
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                                Robert C. Rhodes
                             Chief Executive Officer
                             Systems Evolution, Inc.
                        10777 Westheimer Road, Suite 810
                                Houston, TX 77042
                            Telephone: (713) 979-1600
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|



                         CALCULATION OF REGISTRATION FEE



  TITLE OF SECURITIES TO BE REGISTERED         AMOUNT TO            PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
                                           BE REGISTERED (1)       OFFERING PRICE PER      AGGREGATE OFFERING    REGISTRATION FEE
                                                                         UNIT(2)                 PRICE

Common Stock, no par value                   45,260,000 (3)               $.08               $3,620,800.00            $426.17
Common Stock, no par value                   36,500,000 (4)               $.08               $2,920,000.00            $343.68
Common Stock, no par value                   17,218,479 (5)               $.08               $1,377,478.00            $162.13
Common Stock, no par value                   10,059,869 (6)               $.08                 $804,789.52             $94.72
TOTAL                                       109,038,348                                      $8,723,067.84          $1,026.70*

* Fee previously paid is $961.02


(1) An indeterminate number of additional shares of common stock are registered hereunder in accordance with Rule 416 under the Securities Act of 1933 (the "Securities Act") that may be issued as provided in the Convertible Notes and Warrants in the event that the provisions against dilution in such Convertible Notes or Warrants become operative.


(2) Estimated solely for the purposes of calculating the registration fee, pursuant to Rule 457(c), based on the closing price of the Registrant's common stock as reported in the OTC Bulletin Board market on January
         4, 2005, of $.08.

(3) Of the shares registered hereunder, 36,500,000 will become issuable upon the conversion of $1,825,000 principal amount of 8% Convertible Notes due 2007, and up to 8,760,000 shares may be issuable if the Registrant elects to pay interest on the Convertible Notes in shares of common stock. The Notes were issued by the Registrant in an offering made pursuant to Regulation D under the Securities Act, and have a conversion price of $.05 per share.

(4) Shares registered hereunder will become issuable upon the exercise of Series A, B, C and D Warrants issued by the Registrant in connection with the offering of the 8% Convertible Notes due 2007 pursuant to Regulation D under the Securities Act. The Warrants have an exercise prices ranging from $.06 to $.15 per share.


(5) Shares registered hereunder are issuable upon the exercise of Warrants issued by the Registrant pursuant to Regulation D under the Securities Act to two financial consulting firms.

(6) Shares registered hereunder have been issued by the Registrant pursuant to Regulation D under the Securities Act to two financial consulting firms. Of these shares, 7,809,969 shares were issued upon exercise of warrants issued to these consulting firms on September 9, 2004.


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



SUBJECT TO COMPLETION, DATED JANUARY 7, 2005



                             SYSTEMS EVOLUTION, INC.


                       109,038,348 SHARES OF COMMON STOCK


         This Prospectus is being used by certain stockholders (the "Selling Shareholders") of Systems Evolution, Inc. to sell an aggregate of up to 109,038,348 shares (the "Shares") of our common stock, no par value ("common stock"). The Selling Shareholders will sell the common stock, from time to time, at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable. The Shares were offered and sold to the Selling Shareholders pursuant to private offerings in which the Shares were not registered with the Securities and Exchange Commission. The Shares are issuable or have been issued in connection with the Company's September 2004 financing of 8% Convertible Notes due 2007 and Warrants. The Shares are being offered solely for the account of the Selling Shareholders. For more information about the Selling Shareholders, please refer to the sections entitled "Prospectus Summary" and "Selling Shareholders".

         Our common stock trades on the OTC Bulletin Board Market under the symbol SEVI.OB. On January 4, 2005 the last reported sale price per share of common stock was $.08.


         INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                   -----------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------

                 The date of this Prospectus is _________, 2005.

                             SYSTEMS EVOLUTION, INC.
                                TABLE OF CONTENTS

                                                                                                              PAGE NO.
                                                                                                              --------
Prospectus Summary                                                                                                   3
Risk Factors                                                                                                         6
Forward Looking Statements                                                                                          12
Description of Business                                                                                             13
Management's Discussion and Analysis of Financial Condition and Results of Operation                                23
Use of Proceeds                                                                                                     27
Dilution                                                                                                            27
Selling Shareholders                                                                                                28
Plan of Distribution                                                                                                30
Legal Proceedings                                                                                                   31
Directors, Executive Officers, Promoters and Control Persons                                                        32
Executive Compensation                                                                                              36

Market for Common Equity and Related Shareholder Matters                                                            39
Security Ownership of Certain Beneficial Owners and Management                                                      41
Description of Securities to be Registered                                                                          43
Certain Transactions                                                                                                54
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure                                55
Where You Can Find Further Information About Us                                                                     56
Disclosure of Commission Position on Indemnification for
      Securities Act Liabilities                                                                                    56
Interest of Named Experts and Counsel                                                                               58
Financial Statements                                                                                               F-1
-----------------------------------------------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         This summary highlights important information about our business and about this offering. Because it is a summary, it does not contain all the information you should consider before investing in our securities. Please read the entire prospectus.

THE COMPANY AND BUSINESS

         Systems Evolution, Inc. ("we", "SEVI" or the "Company"), founded in 1993, is an information technology (IT) services company focused on delivering value in the IT outsourcing and consultancy industry. SEVI's performance is based on the use of what it believes are industry leading best practices for organization and project management and consultant and software development.

         Currently, our services offerings fall within one of our three divisions: Infrastructure Support & Services, Business & Technology Solutions, and Human Capital Management (through a wholly owned subsidiary, Next Hire Consultants, Inc.). The service offerings are grouped to provide specific brand image based solutions that are targeted at allowing clients to solve specific business and technology challenges. As a combined offering these service offerings allow us to provide our clients with comprehensive outsourced service solutions.

RECENT DEVELOPMENTS

         Recent Acquisitions

         We entered into a definitive agreement to acquire Southwest CMS Technology Services LP and its general partner CMS Associates, LLC ("CMS"), a San Antonio based network integration firm, on June 10, 2004, and closed the acquisition on July 27, 2004. CMS's primary focus is Microsoft and Novell network integration. In connection with the acquisition of CMS from its two stockholders, the Company paid the selling stockholders $10,000 in cash, and issued them $40,000 aggregate principal amount of our non-interest bearing notes dependent upon the note holders being retained by the Company, and 200,000 shares of our common stock.

         We entered into a definitive agreement to acquire Duration Software, Inc.("Duration"), an Austin based business and technology consulting firm, on August 30, 2004, and closed the acquisition on September 24, 2004. Duration's primary focus is on custom applications and integration solutions for government, healthcare, and business. In connection with the acquisition we issued 15,000,000 shares of common stock and $300,000 principal amount of our promissory notes due 2007, and paid $450,000, to the sellers of Duration.

         On September 23, 2004, we entered into a definitive agreement to acquire Next Hire Consultants, Inc. ("Next Hire"), a Houston staffing and permanent placement firm, on July 12, 2004, and closed the acquisition on September 23, 2004. In connection with the acquisition of Next Hire from its stockholder, the Company issued 400,000 shares of our common stock.

         Callable Secured Convertible Note Financing in December 2004

         This prospectus relates to shares of our common stock issued or issuable in connection with our September 2004 financing involving our issuance of $1,825,000 principal amount of 8% Convertible Notes due 2007 and Warrants.

          On December 30, 2004, we executed a securities purchase agreement with certain institutional and accredited investors for an additional convertible debt financing. At the initial closing on December 30, 2004, under this agreement, we completed the sale of an aggregate of $500,000 in 8% callable secured convertible notes due December 31, 2006, and accompanying warrants, which resulted in net proceeds to the Company of $408,148. These notes are initially convertible into 1,500,000 shares of common stock. Under the securities purchase agreement, the purchasers have agreed to purchase an additional installments of $500,000 principal amount of notes upon filing of the registration statement that we are required to file under the registration rights agreement we entered into in connection with this financing, and of $500,000 principal amount of notes when this registration statement has been declared effective by the SEC. At the two subsequent scheduled closings in this financing, we will issue additional warrants to these investors to purchase an aggregate of 3,000,000 shares of common stock.. We are registering the shares of common stock issuable to the investors in this financing in a separate registration statement to be filed with the SEC, and those shares of common stock are not included in this prospectus.

         In connection with this securities purchase agreement, we entered into a security agreement and an intellectual property security agreement, with these purchasers. The security agreement grants these purchasers a first priority security interest in all of our equipment and assets, our receivables, our inventory and all of our corporate documents, instruments, files and records. The intellectual property security agreement grants these purchasers a first priority security interest in all of our intellectual property, including our software, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and trade secrets.

HOW TO CONTACT US

         Our corporate offices are located at 10777 Westheimer Road, Suite 810, Houston, Texas 77042. Our telephone number is (713) 979-1600.

THE OFFERING

         We are registering shares of our common stock issued or issuable in connection with our September 2004 financing involving our issuance of $1,825,000 principal amount of 8% Convertible Notes due 2007 (the "Notes") and Series A, B, C and D warrants (collectively, the "Warrants") for sale by selling shareholders identified in the section of this prospectus titled "Selling Shareholders." The shares shown in the table identifying the selling shareholders include:

         36,500,000 shares of common stock that have not yet been, but that may be, issued to designated selling shareholders upon the conversion of the Notes, and up to 8,760,000 shares of common stock which may be issuable if we elect to pay accrued interest on the Notes by issuing shares of our common stock.

         36,500,000 shares of common stock that have not yet been, but that may be, issued to designated selling shareholders upon the exercise of.the Warrants were issued in to the holders of the Notes in connection with the September 9, 2004 closing of the sale of the Notes.


         27,278,348 shares of common stock issued, and issuable upon the exercise of warrants, to financial advisory firms in connection with the placement of the Notes and Warrants.

         As of December 31, 2004, there were 78,982,153 shares of common stock issued and outstanding that were held of record by approximately 304 shareholders. After this offering, assuming the conversion of all the Notes and the exercise of all the Warrants, we will have 188,020,501 shares of common stock outstanding.


SUMMARY FINANCIAL DATA

         The following selected financial data should be read in conjunction with the Financial Statements, including the related notes, and Management's Discussion and Analysis or Plan of Operations contained in this Prospectus.

                                                                                AUDITED               UNAUDITED
                                                                      AS OF MAY 31,  AS OF MAY 31,    AUGUST 31,
Balance Sheet Data:                                                       2003           2004            2004
                                                                          ----           ----            ----
   Current Assets                                                        170,092        126,891        185,854
   Total Assets                                                          225,113        325,924        643,407
   Current Liabilities                                                   213,326        396,857        812,254
   Total Liabilities                                                     228,843        407,994        851,641
   Shareholders' Equity                                                  (3,730)       (82,070)       (208,234)



                                             AUDITED                 AUDITED                     UNAUDITED
                                        YEAR ENDED MAY 31,
                                               2003          Year Ended May 31, 2004   Quarter Ended August 31, 2004
                                                            -----------------------------------------------------------
Statements of Operations Data:
   Net Revenues                           1,101,593                  656,676                          232,629
   Operating Loss                          (262,794)              (2,733,687)                      (1,755,017)
   Net Income                              (302,819)              (2,733,687)                      (1,766,964)


                                  RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS VERY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR SECURITIES. ANY OF THESE FACTORS COULD CAUSE THE VALUE OF YOUR INVESTMENT TO DECLINE SIGNIFICANTLY OR BECOME WORTHLESS. IF YOU DECIDE TO BUY OUR SECURITIES, YOU SHOULD BE ABLE TO AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

         WE HAVE MINIMAL REVENUES AND ASSETS.

         We have minimal revenues and have not been profitable. Our ability to continue as a going concern will be dependent upon our ability to obtain funds to meet our obligations on a timely basis, obtain additional financing or refinancing as may be required, and ultimately to attain profitability. There are no assurances that we will in the future be able to obtain any additional required financing or, if we are able to obtain additional financing, that such financing will be on favorable terms. The inability to obtain additional financing when needed would have a material adverse effect on our operating results.

Some of the risks we face include our ability to:

         o        attract and retain customers;

         o hire aggressively to expand our services, sales and marketing efforts;

         o predict the acceptance and adoption of our recurring fee-based business model;

         o        negotiate and maintain favorable strategic relationships; and

         o        plan and manage our growth effectively.

         If we fail to manage these risks successfully, our business could be harmed.

         OUR BUSINESS IS IN AN EARLY STAGE OF OPERATIONS AND WE EXPECT TO INCUR LOSSES IN THE FUTURE.

         The Company's operations generated only $656,676 of revenue in fiscal 2004, and $232,629 in our fiscal quarter ended August 31, 2004, nor are they profitable. We have incurred net operating losses in the last three years ending May 31, 2004, of approximately $3,242,000, and expect that we will continue to incur operating losses in the future. Failure to achieve or maintain profitability may materially and adversely affect the future value of our common stock.

         We are not certain if we will become profitable. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability may materially and adversely affect the future value of the Company's common stock.

         We expect to substantially increase our sales personnel, marketing expenses, and services and operating expenses in the future, and we will have to obtain significant additional capital to continue development of our business.

         WE RELY ON THIRD-PARTY TECHNOLOGIES AND A TERMINATION OF ANY OF OUR RELATIONSHIPS WITH THIRD-PARTY VENDORS COULD ADVERSELY AFFECT OUR REVENUES AND BUSINESS.

         We rely in part on technology that we license from third parties. We integrate this technology with internally developed software to perform key functions. These third-party technology licenses might not continue to be available to us on commercially reasonable terms, or at all. This technology may contain defects that we cannot control. The loss of any of these technology licenses could cause delays in introducing our service offerings until equivalent technology, if available, is identified, licensed and integrated. Delays in introducing our service offerings could harm our business.

         WE MAY NOT BE ABLE TO INCREASE MARKET AWARENESS AND SALES OF OUR SERVICES IF WE DO NOT EXPAND OUR SALES AND DISTRIBUTION CAPABILITIES.

         We must have a sales force with an industry-and technology-focused background that can be targeted at multiple departments within an organization. Competition for qualified sales and marketing personnel is intense, and we might not be able to hire and retain adequate numbers of these personnel to maintain our growth. New hires will require training and take time to achieve full productivity. If we are unable to successfully grow our sales capabilities, we may be unable to expand our relationships in this way, or at all, and our revenues may not increase as planned.

         We cannot be certain that we can attract or retain a sufficient number of highly qualified services and operations personnel. Customers that purchase our solutions typically engage our services and operations staff to assist with support, design, consulting and implementation. We believe that growth in our sales depends on our ability to provide our customers with these solutions. As a result, we plan to increase the number of our services and operations personnel to meet these needs. New services and operations personnel will require training and education and take time to reach full productivity. To meet our customers' implementation needs, we may be required to use costly third-party consultants to supplement our internal resource capabilities. Competition for qualified personnel is intense, and only a limited number of individuals have developed the skills required to provide the services our customers require. Our business may be harmed if we are unable to hire and retain new services and operations personnel.

         DELAYS IN IMPLEMENTATION OF OUR IT SOLUTIONS COULD CAUSE OUR OPERATING RESULTS TO SUFFER.

         The implementation of our solutions requires internal quality assurance testing and customer testing which may reveal performance issues that could lead to delays in providing our solutions for customers. In addition, the reallocation of resources associated with any postponement could cause delays in the implementation of our services for other customers and may adversely affect or delay our ability to develop and release future enhancements to our existing solutions as well as new solutions. Any such delays could harm our operating results.

         OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

         Our future success depends upon the continued service of our executive officers and other key personnel. We require our officers to enter into three year employment agreements that provide for non-competes in exchange for compensation. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition could be harmed. In particular, Robert C. Rhodes, our Chief Executive Officer and Richard N. Hartmann, our Chief Operations Officer, would be particularly difficult to replace. The loss of either of these two individuals, or other future key employees, would have a material adverse effect on us.

         OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO SUCCESSFULLY HIRE AND RETAIN KEY PERSONNEL.

         Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. We may be unable to retain our key employees or retain other highly qualified employees in the future. The failure to attract and retain the necessary managerial, marketing, service delivery, customer service, technical, financial or administrative personnel could harm our business. We cannot be certain we will be able to attract and retain a sufficient number of qualified software developers or outside consultants for our systems.

         OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The market for IT services is changing rapidly and is intensely competitive. We expect competition to intensify as the number of entrants and new technologies increases. We may not be able to compete successfully against current or future competitors. The competitive pressures facing us may harm our business, operating results and financial condition.

         Our current and potential competitors include, among others, both private and public companies which are perceived as providing services, or which actually provide components of the solutions we provide. Most of our competitors are better established in the IT services industry and have greater financial resources than us. In addition, our customers and companies with whom we currently have strategic relationships may become competitors in the future. Many of our competitors and potential competitors possess larger technical staffs, larger customer bases, more established distribution channels, greater brand recognition and greater financial, marketing and other resources than we do. Our competitors may be able to develop solutions that are superior to our solutions, have significantly improved functionality as compared to our existing and future solutions and achieve greater customer acceptance. In addition, negotiating and maintaining favorable customer and strategic relationships is critical to our business. Our competitors may be able to negotiate strategic relationships on more favorable terms than we are able to negotiate. Many of our competitors may also have well-established relationships with our existing and prospective customers. Increased competition may result in reduced margins, loss of sales or decreased market share that in turn could harm our business, operating results and financial condition.

         IF WE ARE UNABLE TO MEET THE RAPID TECHNOLOGICAL CHANGE IN INFORMATION TECHNOLOGY SERVICES, OUR EXISTING SOLUTIONS COULD BECOME OBSOLETE.

         Our products and services may fail to be competitive if we do not maintain or exceed the pace of technological developments in IT services. The information services, software and communications industries are characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and evolving industry standards and practices. The introduction of products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete. Our future success will depend, in part, on our ability to do the following:

         o        develop leading technologies;

         o        enhance our existing solutions;

         o develop new solutions that address the increasingly sophisticated and varied needs of our prospective customers; and

         o respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

         If we are unable to develop and introduce services or enhancements in a timely manner in response to changing market conditions or customer requirements, or if new products and services do not achieve market acceptance, our business will suffer.

         THERE IS NO ASSURANCE THAT ANY ACQUISITIONS WE COMPLETE WILL BE SUCCESSFUL.

         There can be no assurance that we will be successful in identifying and evaluating suitable acquisitions or in concluding any such acquisition. If we complete acquisitions, we may acquire firms that do not contribute to our profitability or we may not be able to integrate these acquisitions with our operations, with a resulting adverse effect on our operations and profitability. See "Recent Developments" above for a discussion of an acquisition that we have recently completed. We cannot assure you that we will be able to negotiate any further acquisitions on terms favorable to us or that any completed acquisitions will be successful.

         THERE IS A SCARCITY OF AND COMPETITION FOR ACQUISITION CANDIDATES.
                                                                           -

         We are and will continue to be an insignificant participant in the business of seeking acquisitions of small private entities. A large number of established and well-financed entities, including venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in successfully completing an acquisition. Moreover, we will also compete in seeking merger or acquisition candidates with numerous other small public companies.

         BECAUSE CERTAIN EXISTING STOCKHOLDERS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK, OTHER STOCKHOLDERS' VOTING POWER MAY BE LIMITED.

         Following this offering, our executive officers, directors and their affiliates will own or control approximately 54% of our outstanding common stock. As a result, if those stockholders act together, they will have the effective ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These stockholders may make decisions that are adverse to your interests. See our discussion under the caption "Principal Stockholders" for more information about ownership of our outstanding shares.

         WE ARE REGISTERING FOR RESALE A LARGE NUMBER OF SHARES OF OUR COMMON STOCK AND SALES OF THESE SHARES MAY DEPRESS THE MARKET FOR OUR COMMON STOCK

         Future sales of our common stock by the investors that purchased the Notes and Warrants, as well as by the purchasers of our 8% Callable Secured Convertible Notes due 2006 pursuant to a separate prospectus, could depress the market price of our stock. Most importantly, the common stock issuable on conversion of this latter series of notes could be issued at a discount to market. All of these investors may have the incentive to sell their shares of common stock immediately to obtain a higher price, or alternatively to sell short to in advance of selling their shares to ensure a profit. The investors in the latter series of notes may also have an incentive to sell our common stock immediately into the market to profit from the difference between their discounted price and the market price. This will increase sales of our stock in the market and the number of shares outstanding and will dilute all shareholders. This additional dilution and number of shares to be sold could cause our stock price to decline.

         WE HAVE NEVER PAID DIVIDENDS.

         We have never paid dividends on our common stock and the Company does not expect to pay any dividends for the foreseeable future.


                           FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Certain important risks could cause results to differ materially from those anticipated by some of the forward-looking statements. Some, but not all, of the risks that could cause actual results to differ from those suggested by the forward-looking statements include, among other things:

o        our ability to successfully implement our business plan;

o        the loss of the services of any member of our management team;

o whether or not the IT services we offer will be able to compete successfully with service offerings of other suppliers and whether or not some or all of our solutions are rendered obsolete by newer products or technologies;

o        our ability to obtain financing as and when we need it; and

o other factors, all of which are difficult to predict and many of which are beyond our control.

You are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this Prospectus, the terms "we", "us", "our", "SEVI" and the "Company" mean Systems Evolution, Inc., unless otherwise indicated.



                             DESCRIPTION OF BUSINESS

         EXECUTIVE OVERVIEW

         We were founded in 1993 and are an IT services company focused on delivering value in the IT outsourcing and consultancy industry. The Company has over the last decade adapted and implemented emerging technologies based on the use of what it believes are industry leading best practices for organization and project management and consultant and software development.

         RECENT DEVELOPMENTS

         We entered into a definitive agreement to acquire Southwest CMS Technology Services LP and its general partner CMS Associates, LLC ("CMS"), a San Antonio based network integration firm, on June 10, 2004, and closed the acquisition on July 27, 2004. CMS's primary focus is Microsoft and Novell network integration. In connection with the acquisition of CMS from its two stockholders, the Company paid the selling stockholders $10,000 in cash, and issued them $40,000 aggregate principal amount of our non-interest bearing notes dependent upon the note holders being retained by the Company, and 200,000 shares of our common stock.

         We entered into a definitive agreement to acquire Duration Software, Inc. ("Duration"), an Austin based business and technology consulting firm, on August 30, 2004, and closed the acquisition on September 24, 2004. Duration's primary focus is on custom applications and integration solutions for government, healthcare, and business. Its core service offerings include:
Application Design and Development; Application Integration; Database Design, Development and Integration; Project and Contract Management; and Knowledge Transfer. In connection with the acquisition of Duration from its five stockholders, we paid the selling stockholders $450,000 in cash, and issued them $300,000 aggregate principal amount of our non-interest bearing notes due February 1, 2007, and 15,000,000 shares of our common stock.

         On September 23, 2004, we entered into a definitive agreement to acquire Next Hire Consultants, Inc. ("Next Hire"), a Houston staffing and permanent placement firm, on July 12, 2004, and closed the acquisition on September 23, 2004. In connection with the acquisition of Next Hire from its stockholder, the Company issued 400,000 shares of our common stock.

         CORPORATE HISTORY

         Systems Evolution, Inc. (also known by its ticker symbol of "SEVI") was founded in 1993 to answer the pressing need for knowledge transfer for Client/Server development. In order to fulfill the promise of knowledge transfer, SEVI added Powersoft and Microsoft certified classroom training capabilities in early 1994; by combining classroom training with architectural and project startup mentoring, SEVI's capabilities were in demand by clients in various sectors of the national economy, including EDS (American Express Private Banking, AccuPlant, IES), Louisville Gas & Electric, Pepsi (KFC), and Valero.

         SEVI's presence in the technology project recovery marketplace was well established by 1995. Clients as diverse as the U.S. Federal Reserve Board of Governors, Freddie Mac, and First Union Capital Markets retained SEVI consultants to review project status and technology implementation. By 1996, a number of software manufacturers also began using SEVI strategic technology consulting - including EAS Technologies, FocusSoft, and Sybase.

         SEVI's 1997 entry into the Internet arena focused on mission critical Java development using the SilverStream application server. Leveraging our certified SilverStream training status as well as our established status in the consulting arena, SEVI has grown to be a leading Houston area consultant group with J2EE implementation experience. Major clients since 1999 include Service Corporation International (SCI), Conoco Philips, Reliant Energy, and PG&E Gas Transaction Texas.

         SEVI was acquired on September 9, 2003, by an over the counter bulletin board (OTC:BB) listed company, Wallace Resources Inc. Following the acquisition, the acquiring company's name was changed to Systems Evolution, Inc.

         PRODUCTS AND SERVICES

         Currently, our services offerings fall within one of our three business units: Infrastructure Support Services, Business & Technology Solutions, and Resource Management Services. The service offerings are grouped to provide specific brand image based solutions that are targeted at allowing clients to solve specific business and technology challenges. As a combined offering these service offerings allow us to provide our clients with comprehensive outsourced service solutions.

         With the acquisition of Duration Software on September 24, 2004, we estimate that for our current fiscal year our Infrastructure Support & Services division will account for approximately 32% of our revenues, and our Business & Technology Solutions division and our Human Capital Management division, will account for 56% and 12%, respectively, of our revenues.

         Infrastructure Support & Services

         The Infrastructure Support & Services (ISS) Division provides a suite of services that support our client's platform, network and operating system infrastructure. These services range from technology planning and security audits to ongoing maintenance and outsourced support. The mission of this business unit is to provide maximum availability of the baseline systems required to run our client's business operations.

         Business & Technology Solutions

         The Business & Technology Solutions Division combines a management consulting approach to business requirements and business processes with best of breed technology expertise to identify new business opportunities for our clients and solve their most onerous technology challenges. SEVI provides expert level services on Software Development Life Cycle Methodologies like the Rational Unified Process, business process consulting using tools like Metastorm's e-Work platform, and solutions leveraging Microsoft .Net architecture and J2EE architectures leveraging IBM's java based solutions.

         Human Capital Management

         The Human Capital Management Division provides both permanent placement services as well as staffing services for the information technology, energy, and healthcare industries. This division provides the human side of the outsourcing formula that combined with the ISS Division allows SEVI to provide a comprehensive solution to outsourcing our clients' Information Technology environment.

         Significant Customers

         For the years ended May 31, 2004 and 2003, six customers accounted for approximately 74% and 75%, respectively, of total revenues. As of May 31, 2004 and 2003, these six customers accounted for approximately 46% and 40% of accounts receivable, respectively.

         PLAN OF OPERATION

         Our business model is based on developing a series of service offerings that are differentiated in the market by offering seasoned industry certified professionals. By providing industry certified professionals, SEVI believes it can create brand image programs that will shorten the sales cycle and eliminate less qualified competition. By defining our expertise and identifying qualified prospects based on these criteria, we plan to move from a mass marketing model to one based on partnerships, networking, and reference selling.

         Once we have established SEVI as a valued advisor in one area we plan to then begin cross-selling to identify additional areas where we can apply our certified professionals to address specific needs. By demonstrating that we can provide value across business, technology, and infrastructure boundaries we position SEVI as a viable provider of outsourced services that establish an annuity of consistent and predictable revenue.

         SEVI has developed and implemented practices for consultant development and management, project management, and software development designed to assure consistency of delivery across all practices.

         SEVI has commenced two (2) phases of corporate development. Phase I focuses on growth through acquisition for 18 months. See "Planned Acquisition Program" below.

         Phase II would focus on complete IT platform outsourcing for 18 months with a target market of mid market companies:

o        Revenue of $100 million to $2 billion
o        Geographically in the gulf coast region
o        Outsourcing requirements of $500,000 minimum per year

         SERVICE OFFERINGS

         The competitive environment in the post-dot com era requires a flexible business plan that would allow us to outmaneuver the large systems integrators and outman the small boutique firms. Our strategy is to offer services that differentiate SEVI in the marketplace and provide business and technology solutions that cannot be outsourced to offshore firms. These solutions would form the basis of our brand image and would allow us to build the reputation and credibility with our clients that we would need to earn the right to offer outsourced services which then may leverage resources outside our company.

         Service Offerings / Business & Technology Solutions

         SEVI provides a range of services to ensure that the solutions being developed, whether in-house, outsourced via consultants or offshore are the solutions our customers need today.

         o        Requirements Management

         o        Software Development Methodology Mentoring

         o        Sarbanes Oxley Technology Audits

         o        Web Services Strategy Assessments

         o        Build versus Buy Analysis

         o        Strategic Application Development

         o        Outsourcing Assessments

         o        Managed Offshore Development

         Systems Evolution is focused on solving its customers' business challenges by providing specialist technologist. SEVI relies on a consistent and repeatable methodology to assure successful delivery. To accomplish this, the SEVI team extends from formal software partners to experienced project managers to business analysts and architects that are specialists in their area of technological or business expertise.

         o        Software Solutions from IBM, Novell and Microsoft

         o        Enterprise Application Architecture, Integration & Web
                  Services

         o        Application Architectures

         o        .Net

         o        J2EE

         o        Portal & Content Management Systems Design & Implementation

         o        Web Application Design, Maintenance & Hosting

         Service Offerings / Infrastructure Support & Services

         SEVI takes customer support seriously and takes every opportunity to exceed customer expectations. The SEVI philosophy that embodies this is referred to as MAS: Network and platform "Maintainability, Availability, and Security." To accomplish this, SEVI offers individual plans for each one of their broad service categories.

         o        Risk Assessment & Disaster Recovery planning & execution

         o        Technology Planning and Consulting

         o        Infrastructure Design

         o        Network Management

         o        Storage Solutions

         o        Chief Security Officer Package

         o        Web Site Design, Management & Maintenance

         Service Offerings / Human Capital Management

         Next Hire Consultants, Inc. is a complete staffing solution provider for the Engineering & Information Technology (I.T.) industries. Our recruiting team and alliances gives us more than 50 years of recruiting experience.

         Our market niche is that we are able to provide multiple staffing solutions to multiple industries. The majority of our competitors can only provide a single staffing solution to a single industry. Market diversity allows clients to utilize our firm as the primary source to handle the majority of their staffing needs. This approach allows clients to decrease the number of firms they work with and increase productivity. Our clientele consists of Fortune 500 companies as well as top local employers.

         Next Hire Consultants, Inc. is a wholly owned subsidiary of Systems Evolution Inc.

         MARKETING

         Our marketing activities are aimed at conveying our message in white papers, our web site, our elevator speech, and presentation material; identifying prospective clients that already value the principles that make up our brand; and efficiently qualifying prospects based on their perception of the value of our services. We plan to create an environment where we close a higher percentage of the opportunities by identifying in advance those where we are most likely to succeed.

         The market for IT services is recovering from the recent downturn in the economy, the dot com bust, and budgets impacted at the turn of the century by Y2K and major ERP implementations. During these trying times, offshore IT services firms moved in and filled a market need for inexpensive commodity resources, and many of the service firms that offered technology based or business specific consulting didn't have the cash reserves to survive. We believe that there is a void in the marketplace today for IT service providers, and this void is most noticeable for the mid market client firms that are not as likely to go offshore or hire the large systems integrators.

         SEVI's business plan identifies key areas for clients that are less likely to be outsourced but plans to position SEVI to participate in the client's decision process and therefore be in position to lead the firm in evaluating, selecting, and managing relationships with vendors supplying commodity services. We would use cross-selling to build the credibility and reputation that would earn SEVI the right to propose outsourced and managed services.

         PLANNED ACQUISITION PROGRAM

         Today, SEVI is actively searching for IT services firms that fit one or more of our "micro-brands" with the typical candidate ranging from $500,000 to $10,000,000 in revenues and a healthy bottom line. The candidates' leadership in their market and their geography, as well as the business vertical or technology they focus on, will be the critical criteria in our selections process. Our strategy is an accumulation and assimilation of industry leaders under a common business plan as opposed to a simple roll-up strategy of building critical mass through acquisitions. The acquisition candidate characteristics that we plan to seek are as follows:

         o        Strategic match to our "technology shopping list"

         o        Revenue of $500,000 to $10,000,000

         o        Gross margins of 35% minimum

         o Capability of cutting SG&A costs by 20% to achieve 10% EBITDA or better

         o        Solid customer base and contracts

         There is no assurance that we will be able to successfully proceed with or implement our acquisition program. We may not, however, be able to identify and complete acquisitions of our acquisition targets, and there is no assurance as to the extent that our acquisition program will be implemented or as to the ultimate success of this program. See "Recent Developments" above for a discussion of three acquisitions we have recently completed.

         COMPETITION

         In the gulf state region, we compete with small boutique IT services firms, most of which are focused on specific technology solutions. We also compete directly with some regional firms, such as Perficient Inc. (traded on the Nasdaq SmallCap Market under the symbol PRFT) and eLinear Solutions (traded on the American Exchange under the symbol ELU), that offer a wide range of technology solutions.

         Large IT firms, although in some cases not offering depth of expertise in every area of technology and business consulting, will dominate their client's IT budget. The large systems integrators will continue to try to dominate the marketplace and prevent smaller firms from growing into their space. Some will dip down to the mid market just as software vendors such as SAP and PeopleSoft have done and, as a result, would compete directly with us.

         Competitive Analysis / Trends

         There are many issues that have shaped the IT environment that we face today, including the so-called "Dot Bomb" stock market decline in 2001, the economic slump of 2003, and the end of a maturation cycle (every 9 years or so). These trends have thinned the service vendor and contractor ranks by what we estimate as roughly one third in the Houston area. Because of current circumstances, client chief information officers are focusing on cutting costs, are only funding projects with a clear investment return, and are streamlining their operations to use the right mix of internal personnel, outsourced services and expert consultant services, such as:

         o        Outsourcing infrastructure support

         o Outsourcing the commodity portion of new projects to lower cost locales

         o Maintaining control over key business domain capital and strategic technologies

         o        Looking to consulting firms for leadership, not bodies

         For IT vendors, our view is that these other trends will continue throughout the next few years:

         o Large systems integrators like EDS and IBM are pursuing Fortune 1000 accounts.

         o Small to medium sized businesses (SMB) are adding more jobs to the economy than the larger enterprise firms.

         o M&A activity has been high among major players in computer services.

         o Low value added services like software reselling, white box resellers, and recruiting firms will be eliminated by e-procurement and the Web.

         o With little on the emerging technologies front, the market will look for ways to commoditize services that are not strategic to the business.

         Partner Alliance Programs

         Software partners as well as other firms in our space that offer complimentary services offer the most efficient entry into new prospective clients. Our partners [Microsoft, Novell, and IBM's Rational Software] offer an opportunity to quickly establish our brand image and leverage their client base and marketing dollars. We plan to focus on a few strong partnerships where there is a clear mutual value-add relationship. Our partner plan includes:

         o        Advanced certifications to establish our expertise

         o        Joint marketing events

         o        Joint press releases

         o        Publication and public speaking opportunities

         o        Leverage direct sales force and telemarketing personnel

         PROCESS DOCUMENTATION AND COPYRIGHTS

         As the Company is engaged in its business, it delivers its services through documented and sometimes copyrighted methodologies. These "business methodologies" comprise the proprietary means by which the Company delivers its value added services, which provides the Company the ability to charge a premium for its services above the industry average. Each "business methodology" used by the Company is copyrighted and is only available to the clients after entering into a Non Disclosure Agreement protecting the process.

         One such "business methodology" was acquired from AXP Technologies Inc. as a result of its acquisition by the Company on March 15, 2004 called NSPeCT(TM). NSPeCT(TM) provides a defined process for providing clients network assessments in a repeatable process and integrating that assessment into an overall proactive network outsourcing framework.

         From time to time, the Company creates classroom related material for clients and retains ownership. These copyrighted materials rarely are sold separately from our mentor services, and they rarely have a useful life longer than a year without major revision. Therefore, they are not shown as depreciable assets on our balance sheet.

         DESCRIPTION OF PROPERTY

         We lease approximately 7,361 square feet of office space in Houston, Texas at 10777 Westheimer Road, Suite 810, at a monthly rent of $4,830, with provision for escalations to reflect increases in taxes and other costs incurred by the lessor. The initial term of the lease expires September 20, 2005. The office lease previously entered into for 10707 Corporate Drive, Suite 156, was discontinued.

         Currently, we have two offices in Houston acquired from Duration Software, Inc. and Next Hire Consultants, Inc. that are not used and that will be sub-let if possible. The Duration offices at 11,500 Northwest Freeway, Suite 555, for 2128 square feet cost a monthly rent of $2,667.62 with a lease expiration on August 31, 2006. The Next Hire offices at 2616 South Loop, Suite 420, for 1700 square feet costs $1,902.00 expires May 31, 2007.

         In Austin, we lease approximately 1,880 square feet of office space at a monthly rent of $2,615.00 on a month to month lease.

         In San Antonio, we lease approximately 1,990 square feet of office space at a monthly rent of $2,288.50, with provision for escalations to reflect increases in taxes and other costs to the lessor. The initial term of the lease expires on October 31, 2007.

         EMPLOYEES

         On December 1, 2004, we had 53 employees, including six officers. None of our employees is represented by a labor union. SEVI's management believes our relationship with our employees is good.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

         The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this Prospectus.

         The Company, previously known as Wallace Resources Inc., was organized in the State of Idaho on August 26, 1968. Systems Evolution Inc., our Texas operating company was acquired by the Company on September 9, 2003, and after the acquisition, the Company's current directors and management took control of the Company. We generate revenue from professional services performed for our end-user customers and the end-user customers of our software partners.

         Revenue is derived primarily from professional services provided on a time and materials basis, with the remaining revenue provided from fixed fee engagements. For time and material contracts, revenue is recognized and billed by multiplying the number of hours expended by our professionals in the performance of the contract by the established billing rates. Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined. Billings in excess of costs plus earnings are classified as deferred revenues. On many projects we are also reimbursed for out-of-pocket expenses such as airfare, lodging and meals. These reimbursements are included as a component of revenue.

         Our revenue and operating results are subject to substantial variations based on our customers' expenditures and the frequency with which we are chosen to perform services for our customers. Revenue from any given customer will vary from period to period.

         Our gross margins are affected by trends in the utilization rate of our professionals (defined as the percentage of our professionals' time billed to customers, divided by the total available hours in the respective period), the salaries we pay our consulting professionals, and the average rate we receive from our customers. If a project ends earlier than scheduled or we retain professionals in advance of receiving project assignments, our utilization rate will decline and adversely affect our gross margins.

      RESULTS OF OPERATIONS YEAR ENDED MAY 31, 2003 COMPARED TO YEAR ENDED
                                  MAY 31, 2004

         Total gross revenue decreased from $1,101,593 for the year ended May 31, 2003 to $656,676 for the year ended May 31, 2004, a decrease of 40%. The decrease in revenue resulted in part from the discontinuance of previous business segments that did not match management's go forward business plan.

         Net loss from operations increased from $302,819 for the year ended May 31, 2003 to $2,733,687 for the year ended May 31, 2004. The majority of the loss is attributed to payment of stock to 4 consultants in exchange for services associated with the Company's acquisition of its Texas operating company, Systems Evolution Inc.

         OPERATING EXPENSES

         Payroll and related costs make up the majority of our cost of revenue. Total payroll and related costs decreased from $1,069,357 for the year ended May 31, 2003 to $876,293 for the year ended May 31, 2004, a decrease of 18%. This decrease may be attributed to discontinued operations. Gross margins on sales stayed consistent with previous years.

         General and administrative expenses consist of salaries and benefits for sales, executive and administrative employees, training, marketing activities, investor relations, recruiting, non-reimbursable travel costs and expenses and miscellaneous expenses. General and administrative expenses increased from $244,030 for the year ended May 31, 2003 to $2,450,541 for the year ended May 31, 2004. This increase is related to the costs associated with the acquisition of our Texas operating company on September 9, 2003 and the subsequent stock based compensation.

         STOCK COMPENSATION

         Stock compensation expense consists of non-cash compensation arising from certain option grants to employees with exercise prices below fair market value at the date of grant, option grants made to outside consultants, and compensation expense associated with unvested stock options assumed in business combinations. Stock compensation expense increased from zero for the year ended May 31, 2003 to $183,125 for the year ended May 31, 2004.

         THREE MONTHS ENDING AUGUST 31, 2004 AND 2003

         Total gross revenue increased from $186,143 for the three month period ended August 31, 2003 to $232,629 for the three month period ended August 31, 2004, an increase of 25%. The increase in revenue resulted in part from addition of AXP Technologies Inc. and CMS.

         Net loss from operations increased from $161,199 for the three month period ended August 31, 2003 to $1,766,964 for the three month period ended August 31, 2004.

         RECENT DEVELOPMENTS

         Callable Secured Convertible Note Financing in December 2004

         On December 30, 2004, we executed a securities purchase agreement with certain institutional and accredited investors for the sale of 8% callable secured convertible notes due December 31, 2006, and accompanying warrants. At the initial closing on December 30, 2004, under this agreement, we completed the sale of an aggregate of $500,000 of notes, which resulted in net proceeds to the Company of $408,148. These notes are initially convertible into 1,500,000 shares of common stock. Under the securities purchase agreement, the purchasers have agreed to purchase an additional installments of $500,000 principal amount of notes upon filing of the registration statement that we are required to file under the registration rights agreement we entered into in connection with this financing, and of $500,000 principal amount of notes when this registration statement has been declared effective by the SEC. At the two subsequent scheduled closings in this financing, we will issue additional warrants to these investors to purchase an aggregate of 3,000,000 shares of common stock..

         In connection with this securities purchase agreement, we entered into a security agreement and an intellectual property security agreement, with these purchasers. The security agreement grants these purchasers a first priority security interest in all of our equipment and assets, our receivables, our inventory and all of our corporate documents, instruments, files and records. The intellectual property security agreement grants these purchasers a first priority security interest in all of our intellectual property, including our software, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and trade secrets.

         Recent Acquisitions

         The Company entered into a definitive agreement to acquire Southwest CMS Technology Services LP and its general partner CMS Associates, LLC ("CMS"), a San Antonio based network integration firm, on June 10, 2004, and closed the acquisition on July 27, 2004. CMS's primary focus is Microsoft and Novell network integration. In connection with the acquisition of CMS from its two stockholders, the Company paid the selling stockholders $10,000 in cash, and issued them $40,000 aggregate principal amount of our non-interest bearing notes dependent upon the note holders being retained by the Company, and 200,000 shares of our common stock.

         The Company entered into a definitive agreement to acquire Duration Software, Inc. ("Duration"), an Austin based business and technology consulting firm, on August 30, 2004, and closed the acquisition on September 24, 2004. Duration's primary focus is on custom applications and integration solutions for government, healthcare, and business. Its core service offerings include:
Application Design and Development; Application Integration; Database Design, Development and Integration; and Project Management. In connection with the acquisition of Duration from its five stockholders, the Company paid the selling stockholders $450,000 in cash, and issued them $300,000 aggregate principal amount of our non-interest bearing notes due February 1, 2007, and 15,000,000 shares of our common stock.

         The Company entered into a definitive agreement to acquire Next Hire ("Next Hire") Consultants Inc., a Houston based staffing and permanent placement firm, on July 12, 2004, and closed the acquisition on September 23, 2004. In connection with the acquisition of Next Hire from its stockholder, the Company issued 400,000 shares of our common stock.

         LIQUIDITY AND CAPITAL RESOURCES

         Net cash used in operating activities was $6,732 for the year ended May 31, 2003 compared to $387,905 for the year ended May 31, 2004. Net cash provided by financing activities was $6,962 for the year ended May 31, 2003 compared to $389,705 for the year ended May 31, 2004. This increase was attributed to the greater desirability of the Company's public equity versus its private equity for the previous period.

         On August 31, 2004, we executed a Purchase Agreement with certain institutional and accredited investors under which the Company agreed to sell and the purchasers agreed to purchase convertible promissory notes due August 31, 2007 (the "Notes") in the aggregate principal amount of up to $2,500,000 bearing interest at the rate of 8% per annum and convertible into shares of our common stock at a conversion price of $0.05 per share. On September 9, 2004, we completed the sale of an aggregate of $1,825,000 in Notes and accompanying Warrants under the Purchase Agreement which resulted in net proceeds to the Corporation of $1,542,417. The Notes are initially convertible into 36,500,000 shares of common stock, and an additional 36,500,000 shares of common stock are reserved for issuance upon exercise of the Warrants. Reference is made to "Description of Notes" and "Description of Warrants" elsewhere in this Prospectus for a description of the terms of the Notes and Warrants issued in this financing.

         We estimate that our requirements for additional capital over the next 15 months will be in the range of $675,000 to $1,800,000. There can be no assurance we will be able to raise this additional required capital on satisfactory terms, or at all. In the event we are unable to obtain such additional capital or to obtain it on acceptable terms or in sufficient amounts, the impact thereof would have a material adverse effect on our business, operating results, financial condition and may affect our ability to carry on as a company.

         CRITICAL ACCOUNTING POLICIES

         Consulting revenues are comprised of revenue from professional services fees recognized primarily on a time and materials basis as performed. Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined. Billings in excess of costs plus earnings are classified as deferred revenues. Our normal payment terms are net 30 days. We record an expense for the expected losses on uncollectible accounts receivable each period based on known facts and circumstances for the respective period.


                                 USE OF PROCEEDS


         We will not receive any proceeds from the sale of the common stock offered by the selling shareholders. If the selling shareholders were to exercise their warrants, we would receive the proceeds from the exercise which would total $4,703,924. None of the selling shareholders is required to exercise their Warrants.



                                    DILUTION

         We are not selling any common stock in this offering. Certain of the selling security holders are selling shares they currently own in SEVI. As such, there is no dilution resulting from the common stock to be sold in this offering by those shareholders.


         This Prospectus covers up to 109,038,348 shares of common stock which have been been issued to, or may be acquired upon the conversion of Notes and exercise of Warrants held by, certain Selling Shareholders. The issuance of our common stock upon the conversion of such Notes and exercise of such Warrants will have a dilutive effect, since those shares have not been included in our calculation of our fully diluted earnings per share.

                              SELLING SHAREHOLDERS

         The following table also sets forth certain information as of the date of this Prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders. The Shares listed below for sale by the selling shareholders are issuable or have been issued in connection with the Company's September 2004 financing of Notes and Warrants. The table has been prepared on the assumption that the selling shareholders will sell all shares covered by this Prospectus.

                                                    SHARES HELD      SHARES HELD     SHARES BEING    SHARES       PERCENTAGE
                                                       BEFORE           BEFORE          OFFERED      TO BE        TO BE OWNED
                                                      OFFERING         OFFERING                      HELD            AFTER
                                                     UNDERLYING       UNDERLYING                     AFTER         OFFERING
              SELLING SHAREHOLDER                    DEBENTURES        WARRANTS                      OFFERING
------------------------------------------------- ----------------- --------------- ---------------- ----------- --------------
Alpha Capital AG
c/o L.H.  Financial,  160  Central  Park  South,
Suite 2701, New York, NY 10019                       4,960,000*      4,000,000**       8,960,000        --           --

Basso Equity Opportunity Holding Fund Ltd.
c/o  Basso  Capital  Management,  1266 East Main
Street, Stamford, CT 06902                           1,240,000*      1,000,000**       2,240,000        --           --

Basso Holdings Ltd.
c/o  Basso  Capital  Management,  1266 East Main
Street, Stamford, CT 06902                           1,240,000*     1,000,000**        2,240,000        --           --

Basso Multi-Strategy Holding Fund Ltd.
c/o  Basso  Capital  Management,  1266 East Main
Street, Stamford, CT 06902                           1,240,000*      1,000,000**       2,240,000        --           --

Double M Master Fund LP
4424 16th Avenue
Brooklyn, NY 11202                                   2,480,000*      2,000,000**       4,480,000        --           --

Enable Growth Partners
One Ferry Building, Suite 255
San Francisco, CA 94111                              4,960,000*      4,000,000**       8,960,000        --           --
Greenwich  Growth  Fund  Limited  c/o  Canaccord

Capital Corporation
Suite 1300, 320 Bay Street
Toronto, ON M5H 4A6                                  2,480,000*      2,000,000**       4,480,000        --           --

Platinum Partners Value Arbitrage Fund LP
152 West 57th Street, 54th Floor
New York, NY 10019                                   3,720,000*      3,000,000**       6,720,000        --           --

SRG Capital LLC
120 Broadway, 40th Floor
New York, NY 10271                                   4,960,000*      4,000,000**       8,960,000        --           --

Stonestreet LP
c/o Canaccord Capital Corporation
Suite 1300, 320 Bay Street
Toronto, ON M5H 4A6                                  9,920,000*      8,000,000**      17,920,000        --           --

Truk International Fund, LP
45 Rockefeller Plaza, Suite 2000
New York, NY 10111                                    217,000*        175,000**         392,000         --           --

Truk Opportunity Fund, LLC
45 Rockefeller Plaza, Suite 2000,
New York, NY 10111                                   2,883,000*      2,325,000**       5,208,000        --           --

Whalehaven Capital LP
c/o Desjardins Securities,
Suite 2750, 145 King St. W.
Toronto, Ontario M5H 1J8 Canada                      2,480,000*      2,000,000**       4,480,000        --           --

Whalehaven Fund Limited
c/o Desjardins Securities,
Suite 2750, 145 King St. W.
Toronto, Ontario M5H 1J8 Canada                      2,480,000*      2,000,000**       4,480,000        --           --


H.C. Wainwright & Co., Inc.
245 Park Avenue, 44th Floor
New York, N.Y. 10167                                                                 17,794,348***      --           --

1st SB Partners Ltd.
1775 York Ave., 24th Floor
New York, NY 10128                                                                    9,484,000***      --           --
                                                  ----------------- --------------- ----------------
TOTAL                                                45,260,000       36,500,000    109,038,348
                                                  ----------------- --------------- ----------------


-------------
* The number of conversion shares for the Notes shown in the table includes the maximum number of shares issuable semi-annually as interest on the Notes at a valuation of $.05 per share (the initial Conversion Price), assuming the Notes are held to maturity.

** For these selling shareholders holding Series A, B, C and D Warrants, each selling shareholder has an equal number of Warrants of each Series. The Series A Warrants are exercisable at $.06 per share and expire 90 days after the date of this Prospectus; the Series B Warrants are exercisable at $.07 per share and expire 180 days after such date; the Series C Warrants are exercisable at $.08 per share and expire 270 days after such date; and the Series D Warrants are exercisable at $.15 per share and expire five years from such date.


***In July and August, 2004, the Company issued 1,500,000 and 750,000 shares of common stock to two financial consulting firms, H.C. Wainwright & Co., Inc. ("Wainwright") and 1st SB Partners Ltd. ("1st SB"), respectively, and on September 9, 2004, issued warrants to purchase 14,600,000 shares and 7,300,000 shares of common stock to Wainwright and 1st SB, respectively. Wainwright and 1st SB have exercised 8,956,521 and 2,700,000 warrants respectively, and the shares of common stock received upon exercise of these warrants issued to the financial consulting firms are included in the above table. Due to the cashless exercise provision of the warrants, Wainwright and 1st SB received 6,000,869 shares and 1,809,000 shares, respectively, upon exercises of the warrants and retain 5,643,479 and 4,600,000 warrants, respectively. In connection with the December 2004 closing of 8% Callable Secured Convertible Notes, the Company issued Wainwright and 1st SB, ten-year warrants, exercisable at $.08 per share, to purchase 4,650,000 and 2,325,000 shares, respectively.



                              PLAN OF DISTRIBUTION


         We are registering a total of 109,038,348 shares of our common stock that are being offered by the selling shareholders. As used in this Prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests in the common stock. We will pay the costs and fees of registering the share of common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. We will not receive the proceeds from the sale of the shares by the selling shareholders. However, some of the shares we are registering will be issued upon the exercise of Warrants held by the selling shareholders. Although the selling shareholders are not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker -dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         We are required to pay all fees and expenses incurred by us incident to the registration of the shares of common stock to be sold by the Selling Shareholders.


                                LEGAL PROCEEDINGS

         We know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Our executive officers and directors, and their ages and positions as of September 30, 2004 are as follows:

--------------------------------------------- ------------ ----------------------------------------------------------
Name                                              Age      Position
--------------------------------------------- ------------ ----------------------------------------------------------
Robert C. Rhodes                                  36       Chairman of the Board and Chief Executive Officer
--------------------------------------------- ------------ ----------------------------------------------------------
Richard N. Hartmann                               48       President and Chief Operating Officer
--------------------------------------------- ------------ ----------------------------------------------------------
Willie A. Jackson, Jr.                            42       Vice President--Infrastructure Support & Services
--------------------------------------------- ------------ ----------------------------------------------------------
Christopher D. Montgomery                         34       Vice President--Business & Technology
--------------------------------------------- ------------ ----------------------------------------------------------
Richard L. Steinle                                34       Vice President--Operations
--------------------------------------------- ------------ ----------------------------------------------------------
Bob C. Johnson                                    40       Vice President--Human Capital Management
--------------------------------------------- ------------ ----------------------------------------------------------
Michael M. Barbour                                58       Director
                                                           Chairman of the Compensation Committee
--------------------------------------------- ------------ ----------------------------------------------------------
John B. Dewberry                                  80       Director
                                                           Chairman of the Audit Committee
--------------------------------------------- ------------ ----------------------------------------------------------
Patrick L. Anderson                               41       Director
--------------------------------------------- ------------ ----------------------------------------------------------

         Robert C. Rhodes has served as Chairman of the Board and Chief Executive Officer since September 9, 2004. Mr. Rhodes has worked in software development and sales since 1986. Prior to his employment with the Company, Mr. Rhodes held positions at the BSG Alliance/IT and Software Integration Consulting Group. In 1993 he founded the Texas operating unit of the Company, which at that time made extensive use of mentoring and training techniques to advance consulting services for knowledge transfer and the implementation of technical architecture. Mr. Rhodes took the Company public in 2003 and has expanded the Company's focus to a full-service consultancy.

         Richard N. Hartmann has served as the Chief Operating Officer for the company since January 1, 2004 and President since August 15, 2004. Mr. Hartmann has managed technology based organizations for twenty-five years with experience that spans large systems integrators to technology start-ups. Mr. Hartmann held a variety of positions with the Unisys Corporation including direct sales, branch and district management as well as regional marketing management. He leveraged that experience to help launch new business initiatives at PowerCerv and Austin Software Foundry in positions growing from regional manager to Executive Vice President and Chief Operating Officer. Most recently, from 1999 through 2003, he was Managing Director of Noblestar a consulting company headquartered in Reston, Virginia.

         Willie A. Jackson, Jr. joined the Company after AXP Technologies, Inc., a company he co-founded in 2003, was acquired by the Company in March 2004. Mr. Jackson has spent the greater part of the past two decades leading Business Development and IT delivery teams for companies including IKON Document Services, Reliant Energy, Velocity Express, SYSCO Foods, and Equifax. Before AXP, Mr. Jackson served as a consulting services manager for All Bases Covered from 2000 to 2002, and for Corporate Express Delivery from 1998 to 2000, where he provided consulting and sales leadership, new market development, and technical business solutions to Gulf Coast middle-market companies.

         Christopher D. Montgomery serves as the Vice President of the Business & Technology Division. Prior to his employment with SEVI, Mr. Montgomery was a co-founder and CEO at Duration Software, Inc. in 1997. Duration software provided consulting and custom application development services to Public Sector and Healthcare clients. In his management role at SEVI, Mr. Montgomery is responsible for leading the Business & Technology division which focuses on solving clients' business needs through expert level mentoring, requirements gathering, business process management and custom application development.

         Richard L. Steinle serves as the Vice President of Operations. Mr. Steinle has worked in technology consulting and custom software development since 1993. Prior to his employment with the Company, Mr. Steinle held management positions at Duration Software, Inc., which he joined in 1999 and where he served as Chief Operating Officer. Prior thereto Mr. Steinle held management positions at Anderson Consulting (now Accenture) in the State and Provincial Government practice. Mr. Steinle is responsible for solution delivery in the Business & Technology Division as well as corporate operations and assimilation as the Company pursues its acquisition strategy.

         Bob C. Johnson serves as Vice President - Human Capital Management and President of Next Hire Consultants, Inc. (a wholly owned subsidiary of the Company). Mr. Johnson founded Next Hire in April 2002 before its acquisition by the Company in September 2004. Prior to Next Hire, Mr. Johnson founded TECH/DATA Recruiters, Inc. in 1995 as President of that company. Other prior employment included management of four recruiting offices for MAGIC from 1989 till 1995.

         Michael M. Barbour, Director since 2003 and Chairman of the Compensation Committee since 2004, is currently Chief Executive Officer of MicroLight Corporation of America (www.microlightcorp.com). Mr. Barbour is the former CEO of a $60 million a year, NASDAQ listed, global healthcare company and was the 1998 recipient of Ernest and Young's Entrepreneur of Year Award in Healthcare. Mr. Barbour has over 30 years experience in the healthcare industry.

         John B. Dewberry, CPA, has served as Director for Systems Evolution Inc. since 1995. Mr. Dewberry's long career in public accounting spans back to 1945 and include private businesses as well as public accounting practice. Early in his career, Mr. Dewberry was Chief Accountant at Western Gear Works. Mr. Dewberry then joined public accountants Peat Marwick Mitchell. From 1960 to the present, Mr. Dewberry has had a public accounting practice.

         Patrick L. Anderson (CPD/A, CPD/P, CSD, CSI, CSTI, MCP, MCT) has served as a Director since 2003, and has worked with SEVI in a management capacity since 2001. With over twenty years of experience in the software industry, Mr. Anderson's technical vision has helped clients maximize the return on investment for their projects, and his knowledge of Internet-based architecture has produced successful enterprise solutions. Prior to working with the Company, Mr. Anderson worked for the office of the CTO of SilverStream Software, Inc. from 1998 to 2001, where he was a systems architect and project troubleshooter.

         FAMILY RELATIONSHIPS

         There are no family relationships between or among the executive officers and directors of the Company.

         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the company's directors, executive officers and persons who own beneficially more than ten percent of our common stock, to file reports of ownership and changes of ownership with the SEC. Based solely on the reports received by the company and on written representations from certain reporting persons, we believe that the directors, executive officers and greater than ten percent beneficial owners have complied with all applicable filing requirements, except for:

         o        Mr. Rhodes, who did not timely file Form 3 report.

         o Mr. Anderson, who did not timely file a single Form 4 reporting a transaction disclosed within the 10Q-SB filed April 23, 2004.

         o        And Mr. Hartmann, who did not timely file a Form 3 report.

         COMPENSATION COMMITTEE

         Our compensation committee consists of Michael M. Barbour, Chairman, and Mr. Anderson.

         AUDIT COMMITTEE

         Our audit committee oversees our corporate accounting and financial reporting process. Among other duties, it:

         o Evaluates our independent auditors' qualifications, independence and performance;

         o        Determines the engagement of the independent auditors;

         o Approves the retention of our independent auditors to perform any proposed permissible non-audit services;

         o        Reviews our financial statements;

         o        Reviews our critical accounting policies and estimates;

         o        Oversees our internal audit function;

         o And discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements.

         The current members of our audit committee are Messrs. Anderson and Dewberry, who is the committee Chairman. The Board of Directors has determined that Mr. Dewberry qualifies as an audit committee "financial expert" under the rules of the Securities and Exchange Commission.

         We are reviewing a proposed corporate code of conduct, which would provide for internal procedures concerning the reporting and disclosure of corporate matters that are material to our business and to our stockholders. The corporate code of conduct would include a code of ethics for our officers and employees as to workplace conduct, dealings with customers, compliance with laws, improper payments, conflicts of interest, insider trading, company confidential information, and behavior with honesty and integrity.

         TERM OF OFFICE

         The directors named above will serve until the next annual meeting of our shareholders. Officers hold their positions at the pleasure of the Board of Directors, subject to the terms of any employment agreements.

                             EXECUTIVE COMPENSATION

         MANAGEMENT COMPENSATION

         The following table contains information concerning compensation earned by the Company's Management as of the end of Fiscal Year 2003.

---------------------------------------------------------------------------------------------------------------------------
                                                SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------
                                                                   Annual                  Long Term
                                                                Compensation             Compensation
------------------------------------- -------- ------- --------------- --------------- ------------------ -----------------
                                                                                              Securities
                                                                                              Underlying     All other
                Name                  Title            Salary(s)       Bonus(s)                  Options    Compensation
------------------------------------- -------- ------- --------------- --------------- ------------------ -----------------
          Robert C. Rhodes            CEO      2004    $ 79,953 (1)    $ 50,000 (2)            1,666,667  $ 0
                                               2003    $ 100,000       $ 0                             0  $ 0
------------------------------------- -------- ------- --------------- --------------- ------------------ -----------------
        Richard N. Hartmann           COO      2004    $ 44,057 (3)    $ 0                 2,166,667 (4)  $ 0
                                               2003    $ 0             $ 0                             0  $ 0
------------------------------------- -------- ------- --------------- --------------- ------------------ -----------------
         Willie A. Jackson            VP       2004    $ 25,000 (5)    $ 2,761                500,000(6)  $ 0
                                               2003    $ 0             $ 0                             0  $ 0
------------------------------------- -------- ------- --------------- --------------- ------------------ -----------------
     Christopher D. Montgomery        VP       2004    $ 0             $ 0                             0  $ 0
                                               2003    $ 0             $ 0                             0  $ 0
------------------------------------- -------- ------- --------------- --------------- ------------------ -----------------
         Richard L. Steinle           VP       2004    $ 0             $ 0                             0  $ 0
                                               2003    $ 0             $ 0                             0  $ 0
------------------------------------- -------- ------- --------------- --------------- ------------------ -----------------
            Bob Johnson               VP       2004    $ 0             $ 0                             0  $ 0
------------------------------------- -------- ------- --------------- --------------- ------------------ -----------------
                                               2003    $ 0             $ 0                             0  $ 0
------------------------------------- -------- ------- --------------- --------------- ------------------ -----------------

-------------
          (1) This amount includes $50,000 accrued but not paid. On July 1, 2004, the Company entered into an employment agreement retroactively effective as of January 1, 2004 with Mr. Rhodes that provided for an annual base salary of $200,000 and bonus of $125,000. For at least the first calendar quarter of 2004, the officer's W2 paid salary is set at $50,000 with no bonus. Each month, upon review of the Company's run rate (defined as the company's average monthly billings for the last quarter), the officer's W2 salary is to be adjusted upwards at least $10,000 for each million dollars of run rate past $1,000,000 in run rate until such time as the officer's true salary is reached. This agreement initially had options to purchase 2,000,000 shares of common stock annually vesting with an exercise price of $0.05, vesting quarterly. The term of this agreement was three (3) years.

          (2) On May 31, 2004, the Company declared a $50,000 bonus for Mr. Rhodes. This bonus was accrued on the Company's books without direct payment to Mr. Rhodes.

          (3) Mr. Hartmann began employment on January 1, 2004. On January 1, 2004, the Company entered into an employment agreement with Mr. Hartmann that provided for an annual base salary of $150,000 and bonus of $100,000. For at least the first calendar quarter of 2004, the officer's W2 paid salary is set at $50,000. Each month, upon review of the Company's run rate (defined as the Company's average monthly billings for the last quarter), the officer's W2 salary is to be adjusted upwards at least $10,000 for each million dollars of run rate past $1,000,000 in run rate until such time as the officer's true salary is reached. This agreement initially had options to purchase 500,000 shares vesting quarterly with an exercise price of $0.05. The term of this agreement was three (3) years.

         (4) On August 1, 2004, Mr. Hartmann's agreement was amended to include a additional options to purchase 5 million shares of common stock, vesting annually based upon achievement of certain acquisition growth parameters.

         (5) On February 26, 2004, the Company entered into a definitive agreement to purchase AXP Technologies and an employment agreement with Mr. Jackson. Originally, the agreement provided for a $60,000 salary and a $120,000 bonus opportunity. This agreement was amended August 1, 2004 to provide for a $100,000 base salary and a $200,000 bonus opportunity.

         (6) On August 1, 2004, Mr. Jackson's agreement was amended to include options to purchase an additional 900,000 shares of common stock, vesting semi-annually based upon achievement of certain performance parameters.

         BOARD COMPENSATION

         Directors who do not perform service substantially full-time to the Company receive no retainer, but they receive a fee for each Board or committee meeting of $500. The Company reimburses directors for their reasonable out-of-pocket expenses with respect to board meetings and other Company business.

         Directors who are not officers of the Company also participate in the 2003 Plan. Under the 2003 Plan, options to purchase 10,000 shares of our common stock are automatically granted to each non-employee director on the date such director is for the first time elected or appointed to the Board of Directors and vest upon each annual anniversary thereafter. Thereafter, each such director is automatically granted options to purchase 10,000 shares on the date of each annual stockholders meeting provided that such options shall be reduced by that portion of the prior twelve-month period in which a director was not a director of the Company. The exercise price for all non-employee director options granted under the 2003 Plans is 100% of the fair market value of the shares as of the grant date. All such options are immediately exercisable and expire no later than ten years after the date of grant, unless sooner exercised.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         Our common stock is traded on NASD's OTCBB market under the symbol "SEVI". Public trading of our common stock commenced on September 17, 2001 as Wallace Silver, Inc. under the "WSLV" symbol. The company was renamed Wallace Resources, Inc. and traded briefly under the symbol of "WSLV" between October 24, 2003 before being renamed Systems Evolution Inc. and trading under the symbol of "SEVI" after November 28, 2003. Prior to that, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low closing price per share of our common stock on the NASD's OTCBB market.

                                                         High           Low
                                                         ----           ---
YEAR ENDED MAY 31, 2003:
First Quarter                                            $          $
Second Quarter
Third Quarter
Fourth Quarter                                             0.20        0.15

YEAR ENDED MAY 31, 2004:
First Quarter                                            $ 0.25     $  0.15
Second Quarter                                             0.75        0.15
Third Quarter                                              1.50        0.20
Fourth Quarter                                             1.10        0.31

YEAR ENDED MAY 31, 2005:
First Quarter                                            $ 0.92     $  0.30
Second Quarter                                             0.41        0.05
Third Quarter (through December 31, 2004)                  0.09        0.07

         On December 31, 2004, the last sale price reported on the NASD's OTCBB market for our common stock was $.08 per share. We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

         As of December 31, 2004, there were approximately 304 holders of record of our common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

         As part of this offering, we are registering a total of 109,038,348 shares of common stock that have been or may be issued upon the conversion of notes or the exercise of warrants. From time-to-time we may also grant other options or warrants, or promise registration rights to certain shareholders. We have no control over the number of shares of our common stock that our shareholders sell. The price of our common stock may be adversely affected if large amounts are sold in a short period of time.


         We have never declared or paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends in the foreseeable future.

         EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information with respect to the equity securities that are authorized for issuance under our compensation plans as of May 31, 2004:

                                                         (a)                    (b)                    (c)
                                                 Number of securities                         Number of securities
                                                  to be issued upon                            remaining available
                                                     exercise of                               for future issuance
                                                 outstanding options,     Weighted-average        under equity
                                                 warrants and rights     exercise price of     compensation plans
                                                                            outstanding            (excluding
                                                                              options,             securities
                                                                              warrants         reflected in column
                                                                             and rights                a)
                                                -------------------------------------------------------------------
Equity    compensation   plans   approved   by
security holders                                                     0    $             0.00                    0
Equity  compensation  plans  not  approved  by
security holders (1)                                        14,057,500    $             0.12            5,962,500 (2)
                                                           -----------    ------------------          -----------
   Total                                                   14, 057,500    $             0.12            5,962,500
                                                           ===========    ==================          ===========

         (1) Represents 20,000,000 shares authorized for issuance under the Systems Evolution Inc. 2003 Directors, Officers, and Consultants Stock Option, Stock Warrant and Stock Award Plan. Immediately upon the grant of any option, warrant, shares of preferred stock or award, the number of shares of common stock that may be issued or optioned under the Plan will be increased. The number of shares of such increase shall be an amount such that immediately after such increase the total number of shares issuable under the Plan and reserved for issuance upon exercise of outstanding options, warrants or conversion of shares of preferred stock will equal 15% of the total number of issued and outstanding shares of common stock of the Company. Such increase in the number of shares subject to the Plan shall occur without the necessity of any further corporate action of any kind or character.

         (2) Since the plan automatically re-allocates to 15% of outstanding, this number only reflects the 20,000,000 allocated in the aforementioned plan in
(1).


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth certain information, as of December 31, 2004, regarding beneficial ownership of common stock by (i) each person known by Systems Evolution, Inc. to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each current director, nominee and executive director of Systems Evolution, Inc., (iii) and all current officers and directors as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC. Except as otherwise indicated below, the shareholders listed possess sole voting and investment power with respect to their shares.

--------------------------------------------- ------------------------ ----------------------- -----------------------
Name & Address of                                 Current Direct          Current options            Percentage
Beneficial Owner (1)                            Holdings of Common             Vested                 Of Total
                                                       Stock                                      Shares of Common
                                                                                                 Stock Outstanding
--------------------------------------------- ------------------------ ----------------------- -----------------------
                                                                             Management
----------------------------------------------------------------------------------------------------------------------
Robert C. Rhodes, Chairman and Chief                       27,178,000           1,666,667 (2)                  35.8%
Executive Officer
3331 Summer Bay Drive
Sugar Land, Texas 77478
--------------------------------------------- ------------------------ ----------------------- -----------------------
Richard N. Hartmann, President and Chief                    1,000,000           2,166,667 (2)                   3.9 %
Operating Officer
13417 Overland Pass
Austin, Texas 78736
--------------------------------------------- ------------------------ ----------------------- -----------------------
Willie A. Jackson, Jr., Vice                                  100,000              400,000(2)                    .6 %
President-Infrastructure Support and
Services
15615 Oakworth Court
Sugar Land, Texas 77478
--------------------------------------------- ------------------------ ----------------------- -----------------------
Christopher D. Montgomery, Vice                             4,208,550                 239,979                   5.6 %
President-Business and Technology
2513 Aldford Drive
Austin, Texas 78745
--------------------------------------------- ------------------------ ----------------------- -----------------------
Richard L. Steinle, Vice                                    2,957,100                 168,619                     4 %
President-Operations
7012 Wandersing Oak Road
Austin, Texas 78749
--------------------------------------------- ------------------------ ----------------------- -----------------------
Bob Johnson,  Vice President-Human Capital                    400,000                 300,000                     1 %
Mangement
12003 McKinney Falls
Sugar Land, Texas 77478
----------------------------------------------------------------------------------------------------------------------
                                                                           Directors
--------------------------------------------- ------------------------ ----------------------- -----------------------
Michael M. Barbour                                                  0              10,000 (3)                   .01 %
2935 Highland Lakes
Missouri City, TX  77459
--------------------------------------------- ------------------------ ----------------------- -----------------------
John B. Dewberry                                                    0              10,000 (3)                   .01 %
5627 Greencraig Dr,
Houston, Texas 77035-5523
--------------------------------------------- ------------------------ ----------------------- -----------------------
Patrick L. Anderson                                         6,463,094                       0                   8.2 %
364 Seaside Ave. #1909
Honolulu, HI 96815
--------------------------------------------- ------------------------ ----------------------- -----------------------
All  Executive  Officers and  Directors as a               42,306,744               4,961,932                  56.31%
group (9 persons)
----------------------------------------------------------------------------------------------------------------------

---------------
         (1) These shareholders do not include directors and or control persons previous to the September 9, 2003 acquisition of Systems Evolution, Inc., the Texas operating company, and the subsequent change of control.
         (2) These numbers represent three (3) year option awards that have various vesting schedules.

         (3) These numbers represent one (1) year option awards that vest annually.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         COMMON STOCK

         The securities being offered by the selling shareholders are shares of our common stock. Our Articles of Incorporation provide the Company with authority to issue 750,000,000 shares of capital stock, all of which is common stock with a par value of $.001 per share. As of December 31, 2004, 78,982,153 shares were issued and outstanding.

         The Company's authorized shares are all of one class, common stock. The shareholders of the Company do not have pre-emptive rights and there are no provisions in the Articles of Incorporation concerning cumulative voting rights of shareholders. Idaho law provides that shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide.

         DIVIDENDS

         We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities.

         CHANGE IN CONTROL PROVISIONS

         We have no provisions in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of the Company, nor are we aware of any contract or other arrangement, the operation of which may, at a subsequent date, result in a change in control of the Company.

         RECENT DEBT FINANCING

         On December 30, 2004, we closed a financing and executed a securities purchase agreement with certain institutional and accredited investors. At the initial closing in this financing, on December 30, 2004, we completed the sale of an aggregate of $500,000 in 8% callable secured convertible notes due December 31, 2006 (the "Convertible Notes due 2006"), and accompanying warrants under the securities purchase agreement, which resulted in net proceeds to the Company of $408,148. The Convertible Notes due 2006 are initially convertible into 1,500,000 shares of common stock. Under the securities purchase agreement, the purchasers have agreed to purchase an additional installments of $500,000 principal amount of these Notes upon filing of the registration statement that we are required to file under the registration rights agreement we entered into in connection with this financing, and of $500,000 principal amount of these Notes when this registration statement has been declared effective by the SEC. We are registering the shares of common stock issuable to the investors in this financing in a separate registration statement to be filed with the SEC, and those shares of common stock are not included in this prospectus. At the two subsequent scheduled closings in this financing, we will issue additional warrants to these investors to purchase an aggregate of 3,000,000 shares of common stock.. In connection with this securities purchase agreement, we entered into a security agreement and an intellectual property security agreement, with these purchasers. The security agreement grants these purchasers a first priority security interest in all of our equipment and assets, our receivables, our inventory and all of our corporate documents, instruments, files and records. The intellectual property security agreement grants these purchasers a first priority security interest in all of our intellectual property, including our software, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and trade secrets.

         CONVERTIBLE NOTES DUE 2007 AND WARRANTS ISSUED THROUGH OUR PRIVATE OFFERING

         On August 31, 2004, we executed an agreement (the "Purchase Agreement") with certain institutional and accredited investors (the "Purchasers") under which the Corporation agreed to sell and the Purchasers agreed to purchase convertible promissory notes due August 31, 2007 (each, a "Note") in the aggregate principal amount of up to $2,500,000. The Shares of common stock included in this prospectus are issuable or have been issued in connection with this financing.

         On September 9, 2004 (the "Closing Date"), we completed the sale of an aggregate of $1,825,000 in Notes and accompanying Warrants under the Purchase Agreement which resulted in net proceeds to the Corporation of $1,542,417. The Notes are initially convertible into 36,500,000 shares of common stock. The Notes were issued together with warrants, denominated Series A, B, C and D warrants (each, a "Warrant"), to purchase in the aggregate 36,500,000 shares of our common stock. Each investor received Warrants to purchase shares of common stock equal to the number of shares of common stock that are issuable upon full conversion of that investor's Note, each investor receiving an equal number of each of the four series of Warrants. The shares of our common stock issuable upon conversion of the Notes and exercise of the Warrants are included in the registration statement of which this prospectus is a part.

         In connection with the issuance and sale of the Notes on the Closing Date, we also entered into a Registration Rights Agreement, dated as of August 31, 2004 (the "Registration Rights Agreement"), pursuant to which we agreed to register with the SEC, in the registration statement of which this prospectus is a part, the shares of our common stock that are issuable upon conversion of the Notes, for payment of interest on the Notes, upon exercise of the Warrants, and upon exercise of certain warrants issued to financial consultants in connection with this financing. On October 9 and November 8, 2004, we entered into Amendment No. 1 and Amendment No. 2, respectively, to the Registration Rights Agreement and Notes. These amendments, and an additional consent executed by the Purchasers, had the general effect of extending certain filing other deadlines set forth in the Registration Rights Agreement and modifying events of default in the Notes to provide the Company a more extended period to negotiate an additional financing facility.


         Maturity. The Notes are due August 31, 2007, unless prepayment of the Notes is required in certain events, as described below.

         Conversion. The Notes are convertible at five ($.05) cents per share, subject to proportionate adjustment for stock splits, stock combinations, and stock dividends and distributions (the "Conversion Price"). In addition, the Notes provide for adjustments for dividends payable other than in shares of common stock, for reclassification, exchange or substitution of the common stock for another security or securities of the Corporation or pursuant to a reorganization, merger, consolidation, or sale of assets, where there is a change in control of the Corporation.

         Adjustments to Conversion Price. Generally, if we issue or sell any additional shares of common stock, or issue options or other convertible securities which are exercisable or convertible at, a price per share less than the Conversion Price, then the Conversion Price is adjusted to equal such lower price per share. No further adjustment to the Conversion Price would be made upon the actual issuance of common stock upon exercise of such options, or conversion or exchange of such convertible securities. The adjustment is recalculated if the particular option or conversion right expires unexercised or the exercise or conversion price is increased. The above adjustments do not apply to: any transaction involving (i) the Corporation's issuance of any securities (other than for cash) in connection with a merger, acquisition or consolidation of the Corporation, (ii) the Corporation's issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Corporation's issuance of securities in connection with bona fide firm underwritten public offerings of its securities, (iv) the Corporation's issuance of common stock or the issuance or grants of options to purchase common stock pursuant to the Corporation's stock option plans and employee stock purchase plans as they exist at the date of the Purchase Agreement, (v) as a result of the exercise of options or warrants or conversion of convertible notes or preferred stock which are granted or issued as of the date of the Purchase Agreement, (vi) any Warrants issued to the Holders and any warrants issued to the placement agent for the transactions contemplated by the Purchase Agreement, or (vii) the payment of any interest on the Notes.

         Limit on Ownership. The Notes provide that, unless waived by the Holder, at no time may a Holder convert all or a portion of its Note if the number of shares of common stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of common stock owned by the Holder at such time, the number of shares of common stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) more than 4.9% of all of the common stock outstanding at such time.

         Interest. The outstanding principal balance of each Note bears interest, in arrears, at eight percent (8%) per annum, payable semi-annually at the option of the Corporation in cash or in registered shares of the Corporation's common stock. The number of shares of common stock to be issued as payment of accrued and unpaid interest is determined by dividing (a) the total amount of accrued and unpaid interest to be converted into common stock by (b) the Conversion Price. Interest is computed on the basis of a 360-day year of twelve (12) 30-day months and accrues commencing August 31, 2004. Upon the occurrence of an Event of Default (as defined below), then to the extent permitted by law, the Corporation is required to pay interest to the holder of each outstanding Note ("Holder" or "Holders"), on demand, on the outstanding principal balance of the Note from the date of the Event of Default until such Event of Default is cured at the rate of the lesser of twelve percent (12%) and the maximum applicable legal rate per annum.

                  Events of Default. The occurrence of any of the following events shall be an event of default under the Notes ("Events of Default"):

                  (1) our failure to make the payment of any amount of principal outstanding on the date such payment is due;

                  (2) our failure to make any payment of interest in cash or shares of common stock for a period of five (5) days after the date such interest is due;

                  (3) with certain exceptions, failure of the Registration Statement filed with the Commission (the "Registration Statement") to register the shares of common stock issuable upon conversion of the Notes or exercise of the Warrants to be declared effective by the Commission on or prior to the date which is two hundred ten (210) days after the closing date;

                  (4) the suspension from listing, without subsequent listing on any one of, or the failure of our common stock to be listed on at least one of the OTC Bulletin Board, Nasdaq National Market, Nasdaq SmallCap Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of five (5) consecutive trading days;

                  (5) our notice to the Holder, including by way of public announcement, at any time, of our inability to comply or our intention not to comply with proper requests for conversion of a Note or Notes into shares of common stock;

                  (6) our failure to (i) timely deliver the shares of common stock upon conversion of the Notes or any interest accrued and unpaid, (ii) timely file the Registration Statement or (iii) make the payment of any fees and/or liquidated damages under the Notes, the Purchase Agreement or the Registration Rights Agreement, which failure in the case of items (i) and (iii) is not remedied within three (3) business days after the incurrence thereof;

                  (7) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holders for sale of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten
(10) consecutive Trading Days, provided that the cause of such lapse or unavailability is not due to factors primarily within the control of the Holders;

                  (8) we default in the performance or observance of (i) any material covenant, condition or agreement contained in the Notes, with certain exceptions, and such default is not fully cured within five (5) business days after the occurrence thereof or (ii) any material covenant, condition or agreement contained in the Purchase Agreement, the Notes or the Registration Rights Agreement not covered by the above-listed Events of Default, and such default is not fully cured within five (5) business days after the occurrence thereof;

                  (9) any material representation or warranty made by the Corporation in the Notes or in the Purchase Agreement, the Registration Rights Agreement shall prove to have been false or incorrect or breached in a material respect on the date as of which made;

                  (10) we (i) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (as defined in the Notes and other than the Indebtedness represented by the Notes) the aggregate principal amount of which Indebtedness is in excess of $100,000 or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

                  (11) we (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of the Corporation or of all or a substantial part of our property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic),
(iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (v) acquiesce in writing to any petition filed against us in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of our operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

                  (12) a proceeding or case shall be commenced in respect of the Corporation, without our application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of our debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Corporation or of all or any substantial part of our assets in connection with the liquidation or dissolution of the Corporation or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Corporation or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Corporation and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days;

                  (13) our failure to instruct our transfer agent to remove any legends from shares of common stock eligible to be sold under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), and issue such unlegended certificates to the Holder within three (3) business days of the Holder's request so long as the Holder has provided the standard representations regarding the Rule 144 sale and, in our reasonable judgment, all requirements relative to sales of securities under Rule 144 have been or will be complied with in such sale;

                  (14) our failure to pay any amounts due to the Holder under the Notes or the Purchase Agreement or the Registration Rights Agreement within three (3) business days of receipt of notice to the Corporation; or

                  (15) the occurrence of an Event of Default under the Notes held by other Holders.

                  Remedies Upon An Event of Default. If an Event of Default shall have occurred and shall be continuing, the Holders may at any time at their option, (1) declare the entire unpaid principal balance of the Notes, together with all interest accrued thereon, to be accelerated and due and payable; provided, however, that upon the occurrence of an Event of Default described in clauses (11) or (12) of the preceding paragraph, the outstanding principal balance and accrued interest of the Notes shall be automatically due and payable and (ii) that upon the occurrence of an Event of Default described in clauses (3) through (10) of the preceding paragraph, demand the prepayment of the Notes; (2) demand that the principal amount of the Notes then outstanding and all accrued and unpaid interest thereon shall be converted into shares of common stock at the then effective Conversion Price per share; or (3) exercise or otherwise enforce any one or more of the Holders' rights, powers, privileges, remedies and interests under the Notes, the Purchase Agreement, the Registration Rights Agreement or applicable law. The Notes provide further that no course of delay on the part of the Holders shall operate as a waiver of an Event of Default or otherwise prejudice the rights of the Holder.

                  Prepayments Upon an Event of Default or Certain Other Events. Upon the occurrence of an Event of Default described in clauses (3) through (13) set forth above in the paragraph listing the Events of Default, the Holder have the right, at their option, to require the Corporation to prepay in cash all or a portion of the Notes at a price equal to one hundred ten percent (110%) of the aggregate principal amount of the Note plus all accrued and unpaid interest.

                  Upon the occurrence of a Major Transaction (as defined below), the Holders have the right, at the their option, to require us to prepay in cash all or a portion of the Holders' Notes at a price equal to one hundred percent (100%) of the aggregate principal amount of the Notes plus all accrued and unpaid interest. A Major Transaction is defined in the Notes to include (i) the consolidation, merger or other business combination of the Corporation with or into another Person (as defined in the Notes), other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation or (B) a consolidation, merger or other business combination in which holders of the Corporation's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities); (ii) the sale or transfer of more than fifty percent (50%) of the Corporation's assets (based on the fair market value as determined in good faith by the Corporation's Board of Directors) other than inventory in the ordinary course of business in one or a related series of transactions; or (iii) closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of common stock in which more than fifty percent (50%) of the outstanding shares of common stock were tendered and accepted.

         In addition, after a Triggering Event (as defined below), the Holders have the right, at their option, to require us to prepay all or a portion of the Holders' Notes in cash at a price equal to one hundred twenty percent (120%) of the aggregate principal amount of the Notes plus all accrued and unpaid interest. A Triggering Event is deemed to occur if, with certain exceptions (i) so long as any Notes are outstanding, the effectiveness of the Registration Statement, after it becomes effective, (A) lapses for any reason (including, without limitation, the issuance of a stop order) or (B) is unavailable to the Holder for sale of the shares of common stock, and such lapse or unavailability continues for a period of twenty (20) consecutive trading days, and the shares of common stock into which the Holder's Notes can be converted cannot be sold in the public securities market pursuant to Rule 144(k) under the Securities Act, provided that the cause of such lapse or unavailability is not due to factors primarily within the control of the Holder of the Notes; (ii) the suspension from listing, without subsequent listing on any one of, or the failure of the common stock to be listed on at least one of the OTC Bulletin Board, Nasdaq National Market, Nasdaq SmallCap Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc., for a period of five (5) consecutive Trading Days; (iii) our notice to any Holder of the Notes, including by way of public announcement, at any time, of our inability to comply (including for reasons of insufficient shares of common stock available for conversion) or our intention not to comply with proper requests for conversion of any Notes into shares of common stock; or (iv) our failure to comply with a Conversion Notice tendered in accordance with the provisions of the Notes within ten (10) business days after the receipt by us of the Conversion Notice.

         Prepayment if Holders are Unable to Convert. If we are unable to fully convert a Note or Notes presented for conversion, due to our not having a sufficient number of shares available for the conversion request or not having such shares covered by an effective Registration Statement, we may be required to prepay the portion of the Note or Notes so presented for conversion at the Triggering Event prepayment price described above.

NOTE AND WARRANT PURCHASE AGREEMENT

         The Notes and Warrants have been issued under the Purchase Agreement, which is dated August 31, 2004. Certain of the covenants we have made under the Purchase Agreement are described below.

         Right of First Refusal. The Purchase Agreement provides for a right of first refusal in favor of the Holders for subsequent financings in capital raising transactions. The following transactions, however, are excepted from this right of first refusal: (1) our issuance of any securities (other than for cash) in connection with a merger, acquisition or consolidation of the Company,
(2) our issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (3) our issuance of securities in connection with bona fide firm underwritten public offerings of our securities, (4) our issuance of common stock or the issuance or grants of options to purchase common stock pursuant to our stock option plans and employee stock purchase plans as they now exist, (5) issuances of common stock as a result of the exercise of options or warrants or conversion of convertible notes or preferred stock which are granted or issued as of the date of the Purchase Agreement, (6) any Warrants issued to the Holders and any warrants issued in the placement of the Notes and Warrants, or (7) common stock issued for the payment of any interest on the Notes.

         No Sale of Assets Without Holders Consent. So long as the Notes remain outstanding, we have agreed that we will not sell, transfer or otherwise dispose of any of our properties, assets and rights including, without limitation, our software and intellectual property, to any person except for sales to customers in the ordinary course of business or with the prior written consent of the Holders of a majority of the principal amount of the Notes then outstanding.


REGISTRATION RIGHTS AGREEMENT

         The Registration Rights Agreement requires that we file the "resale" registration statement of which this prospectus is a part covering all of the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act. We are required to keep this registration statement continuously effective under the Securities Act until such date as is the earlier of (1) the date when all securities covered by this registration statement have been sold or (2) the date on which the securities may be sold without any restriction pursuant to Rule 144 under the Securities Act.

DESCRIPTION OF WARRANTS

         In connection with the issuance and sale of the Notes, we issued Series A, B, C, and D Warrants to purchase in the aggregate 36,500,000 shares of our common stock. Each investor received Warrants to purchase shares of common stock equal to the number of shares of common stock that are issuable upon full conversion of that investor's Note, each investor receiving an equal number of each of the four series of Warrants. The Series A Warrants are exercisable at $.06 per share commencing on the September 9, 2004 Closing Date and expire 90 days after the registration statement that we are required to file under the Registration Rights Agreement referred to below has been declared effective by the Commission. The Series B Warrants are exercisable at $.07 per share commencing on the Closing Date and expire 180 days after such registration statement is declared effective. The Series C Warrants are exercisable at $.08 per share commencing on the Closing Date and expire 270 days after such registration statement is declared effective. The Series D Warrants are exercisable at $.15 per share commencing on the Closing Date and expire five years from the Closing Date.

         The Warrants provide for corresponding adjustments to the Exercise Price then in effect ("Exercise Price") to reflect stock dividends, subdivisions and combinations. The Warrants also provide for adjustments for dividends payable other than in shares of common stock, for reclassification, exchange or substitution of the common stock for another security or securities of the Corporation or pursuant to a reorganization, merger, consolidation, or sale of assets, where there is a change in control of the Corporation.

         If we issue or sell any shares of additional shares of common stock or issues options or other convertible securities at a price per share less than the Exercise Price then in effect or without consideration (or, in the case of a common stock Equivalent where the aggregate of the price per share for which additional shares of common stock may be issuable thereafter pursuant to such common stock Equivalent, plus the consideration received by the Corporation for issuance of such common stock Equivalent divided by the number of shares of common stock issuable pursuant to such common stock Equivalent is less than the applicable Exercise Price then in effect), then the Exercise Price upon each such issuance is reduced to a price equal to the consideration per share paid for such additional shares of common stock. In the case of an option or convertible security, the adjustment is recalculated if the particular option or conversion right expires unexercised or the exercise or conversion price is increased. The above adjustment for additional shares of common stock or common stock Equivalents do not apply to: any transaction involving (1) securities issued pursuant to a bona fide firm underwritten public offering of the our securities, (2) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Closing Date or issued pursuant to the Purchase Agreement, (3) securities issued in connection with strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (4) the issuance of shares of common stock or the issuance or grants of options to purchase shares of common stock pursuant to our stock option plans and employee stock purchase plans as they now exist, (5) the common stock issuable upon exercise of the Warrants, (6) the payment of any interest on the Notes, (7) securities issued (other than for cash) in connection with a merger, acquisition or consolidation of the Corporation, and (8) any warrants issued to placement agents for the transactions contemplated by the Purchase Agreement.


         Commencing ninety (90) days following the date of effectiveness of the registration statement of which this Prospectus is a part, we may, at our option, call up to one hundred percent (100%) of the Warrants where the market value of the common stock has been greater than two hundred fifty percent (250%) of the particular Warrant's Exercise Price for a period of ten (10) consecutive trading days immediately prior to the date of delivery of the call notice. In the event the Warrants so called are not exercised, we would pay One Cent ($.01) per called Warrant share.

GUARANTEE AND PLEDGE AGREEMENT

         On August 31, 2004, in connection with this Note financing, we had entered into a lock-up agreement with the following of our shareholders: Robert
C. Rhodes, Richard N. Hartmann, Willie A. Jackson, Jr. and Patrick L. Anderson (the "Shareholders"). In this agreement, the Shareholders had agreed with us not to sell or otherwise dispose of any of the shares of common stock of the Corporation owned by them for a period of two (2) years following the date of this agreement. We have replaced this lock-up agreement with a guaranty and pledge agreement, dated as of December 30, 2004, entered into in connection with the sale of the Company's Convertible Notes due 2006. Under this agreement, the Shareholders have pledged an aggregate of 35,343,094 shares of our common stock owned by them (the "Pledged Shares"), and have guaranteed payment in full of all amounts due under the Notes, with recourse under this guarantee only to the Pledged Shares. The guarantee and pledge agreement is by and among the Corporation, the Shareholders, the Purchasers of the Notes, and the purchasers of the Convertible Notes due 2006.


                              CERTAIN TRANSACTIONS

         As of May 31, 2004, Systems Evolution Inc. was indebted to Mr. Rhodes for a $15,000 loan at a fixed 1% annual interest rate due upon re-payment that he made to the Company. In addition, the Company was indebted to Mr. Rhodes for various expense payments of $1,779.54, which are non-interest bearing and due on demand. The Company had accrued a total of $60,000 for payment of a $50,000 bonus to Mr. Rhodes.

         As of May 31, 2004, the Company owned Mr. Hartmann $2,216.18 and Mr. Jackson $1,403.92 for various expense payments, which are non-interest bearing and due on demand.

         On August 31, 2004, we entered into a Lock-Up Agreement with the following of our shareholders: Robert C. Rhodes, Richard N. Hartmann, Willie A. Jackson, Jr. and Patrick L. Anderson . In this Agreement, the shareholders agreed with us not to sell or otherwise dispose of any of the shares of common stock of the Company owned by them for a period of two (2) years following the date of the August 31, 2004 Purchase Agreement.


         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                             FINANCIAL DISCLOSURES

         On August 30, 2004, the Board of Directors of the Company dismissed Malone & Bailey, PLLC as the Company's independent public accountants. The Company retained the services of Lopez, Blevins, Bork & Associates, L.L.P. as independent public accountants to audit the Company's consolidated financial statements for the year ending May 31, 2004.

         In connection with the audit of our financial statements, and in the subsequent interim period, there were no disagreements with Malone & Bailey, PLLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Malone & Bailey PLLC would have caused Malone & Bailey, PLLC to make reference to the matter in their report.

                 WHERE YOU CAN FIND FURTHER INFORMATION ABOUT US

         We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.


       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

            The Idaho General Business Corporations Law permits us to indemnify an individual who is a director of the Company against liability incurred in a proceeding if: (a) (i) he conducted himself in good faith; and (ii) he reasonably believed: (A) In the case of conduct in his official capacity, that his conduct was in the best interests of the Company, and (B) In all cases, that his conduct was at least not opposed to the best interests of the Company; and
(iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Unless ordered by a court, a corporation may not indemnify a director in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity. A corporation may not indemnify a director unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the relevant standard of conduct set forth in the Idaho General Business Corporations Law. The determination shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; (b) by special legal counsel: (i) Selected by a majority vote of the disinterested directors; or (ii) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or (c) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director are not eligible to be voted on the determination. Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by the board.

            The Company's indemnification policy covering officers and directors, as contained in our By-Laws, provides that the Company may indemnify its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The Company may purchase indemnification insurance for officers and directors.

         The provisions of our By-Laws regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our or By-Laws.

         We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Lopez, Blevins, Bork & Associates, LLP audited our financial statements at May 31, 2004 and 2003, as set forth in their report. We have included our financial statements in the Prospectus and elsewhere in the registration statement in reliance on the report of Lopez, Blevins, Bork & Associates, LLP, given on their authority as experts in accounting and auditing. Lopez, Blevins, Bork & Associates, LLP does not have any ownership interest in us.

         Sonfield & Sonfield, Houston, Texas, have given us an opinion relating to the due issuance of the common stock being registered. Sonfield & Sonfield does not have any ownership interest in us.

                             SYSTEMS EVOLUTION, INC.

                              FINANCIAL STATEMENTS

                                  MAY 31, 2004

                          INDEX TO FINANCIAL STATEMENTS




Report of Independent Auditors                                                  F-3

Balance Sheet as of May 31, 2004                                                F-4

Statements of operations for the years ended May 31, 2004 and 2003              F-5

Statement of stockholders' deficit for the years ended May 31, 2004 and 2003    F-6

Statements of cash flows for the years ended May 31, 2004 and 2003              F-7

Notes to the financial statements                                               F-8

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Systems Evolution Inc.
Stafford, Texas

We have audited the accompanying balance sheet of Systems Evolution Inc. as of May 31, 2004, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Systems Evolution Inc. as of May 31, 2004, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Systems Evolution Inc. will continue as a going concern. As discussed in note 2 to the financial statements, the Company has incurred significant losses the last three fiscal years and has a working capital deficiency at May 31, 2004 totaling $269,966; all of which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in note 2. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Lopez, Blevins, Bork & Associates, LLP
Houston, Texas
August 24, 2004

                             SYSTEMS EVOLUTION, INC.
                                  BALANCE SHEET
                                  MAY 31, 2004

                                     ASSETS

CURRENT ASSETS:
   Cash                                                                                            $        19,522
   Accounts receivable - trade, net of allowance of $15,000                                                107,369
                                                                                                   ---------------
            Total current assets                                                                           126,891

FURNITURE AND EQUIPMENT, net                                                                                55,883
INTANGIBLES, net                                                                                           143,150
                                                                                                   ---------------
            Total assets                                                                           $       325,924
                                                                                                   ===============
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Accounts payable                                                                                $        48,515
   Accrued expenses                                                                                        192,369
   Current portion, long - term debt                                                                         5,000
   Notes payable                                                                                           150,973
                                                                                                   ---------------
            Total current liabilities                                                                      396,857

LONG - TERM DEBT, net of current portion                                                                    11,137
                                                                                                   ---------------
            Total liabilities                                                                              407,994

COMMITMENTS

STOCKHOLDERS' DEFICIT:
   Common stock, no par value,  500,000,000 shares authorized,  52,286,442
      shares issued and outstanding                                                                      2,679,765
   Accumulated deficit                                                                                  (2,761,835)
            Total stockholders' deficit                                                                    (82,070)
                                                                                                   ----------------

            Total liabilities and stockholders `deficit                                            $       325,924
                                                                                                   ===============


See accompanying summary of accounting policies and notes to financial statements.

                             SYSTEMS EVOLUTION, INC.
                             STATEMENT OF OPERATIONS

                                                                                    YEARS ENDED MAY 31,
                                                                           ---------------------------------------
                                                                                 2004                  2003
                                                                           ------------------    -----------------
REVENUES                                                                   $      656,676        $    1,101,593

OPERATING EXPENSES:
    Payroll and related costs                                                     876,293             1,069,357
    General, administrative and selling                                         2,450,541               244,030
    Bad debt                                                                       63,529                51,000
                                                                           --------------        --------------
                                                                                3,390,363             1,364,387
                                                                           --------------        --------------

LOSS FROM OPERATIONS                                                           (2,733,687)             (262,794)

IMPAIRMENT, available for sale securities                                               -               (40,025)
                                                                           --------------        ---------------


NET LOSS                                                                   $   (2,733,687)       $     (302,819)


BASIC AND DILUTED LOSS PER SHARE:                                          $         (.06)       $         (.01)
                                                                           ===============

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                           45,559,510            37,500,000
                                                                           ===============       ===============


See accompanying summary of accounting policies and notes to financial statements.

                             SYSTEMS EVOLUTION, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                        YEARS ENDED MAY 31, 2004 AND 2003

                                                         Common Stock              Accumulated       Stockholder
                                                   Shares           Amount           Deficit          Receivable        Total
                                                --------------  ---------------  -----------------  --------------  ---------------
Balances, May 31, 2002                              6,600,000   $       1,000    $     274,671      $    (31,044)   $     244,627

   Sale of common stock                               128,516          39,840                -                 -           39,840

   Issuance   of   common   stock  for  note
   receivable                                       2,000,000          20,000                -           (20,000)               -

   Payment, stockholder receivable                          -               -                -            14,622           14,622

   Recapitalization                                28,771,484               -                -                 -                -

   Net loss                                                 -               -         (302,819)                -         (302,819)
                                                -------------   -------------    -------------      ------------    -------------

Balances, May 31, 2003                             37,500,000          60,840          (28,148)          (36,422)          (3,730)

   Reverse acquisition                              6,619,346               -                -                 -                -

   Sale of common stock                               887,096         275,000                -                 -          275,000

   Option expense                                           -         183,125                -                 -          183,125

   Issuance of common stock for
       Services                                     9,080,000       2,044,800                -                 -        2,044,800

Stock issued for AXP acquisition                      200,000         136,000                -                 -          136,000

   Return of stock                                 (2,000,000)        (20,000)               -            20,000                -

   Payment, stockholder receivable                          -               -                -            16,422           16,422

   Net loss                                                 -               -       (2,733,687)                -       (2,733,687)
                                                -------------   -------------    --------------     ------------    --------------

Balances, May 31, 2004                             52,286,442   $   2,679,765    $  (2,761,835)     $          -    $     (82,070)
                                                =============   =============    ==============     ============    ==============


See accompanying summary of accounting policies and notes to financial statements.

                             SYSTEMS EVOLUTION, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                      YEARS ENDED MAY 31,
                                                                              -------------------------------------
                                                                                    2004               2003
                                                                              -----------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                   $    (2,733,687)   $      (302,819)
   Adjustments  to  reconcile  net  loss to net  cash  used  in  operating activities:
      Depreciation and amortization                                                    23,936             27,973
      Loss on disposition of property and equipment                                         -             12,520
      Stock issued for services                                                     2,044,800                  -
      Stock option expense                                                            183,125                  -
      Impairment, available for sale securities                                             -             40,025
      Bad debt                                                                         63,529             51,000
   Changes in assets and liabilities:
      Accounts receivable - trade                                                     (30,476)            88,326
      Federal income tax receivable                                                         -             43,318
      Prepaid expenses and other assets                                               (21,796)                 -
      Accounts payable                                                                 15,613              7,992
      Accrued expenses                                                                 67,051             24,933
                                                                              ---------------    ---------------
            Net cash used in operating activities                                    (387,905)            (6,732)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                                 (11,948)                 -
                                                                              ----------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of note payable and long-term debt                                      (306,657)           (47,500)
   Proceeds from notes payable and long-tem debt                                      315,000                  -
   Sale of common stock                                                               364,940             39,840
   Stockholder receivable                                                              16,422             14,622
                                                                              ---------------    ---------------
            Net provided by financing activities                                      389,705              6,962
                                                                              ---------------    ---------------

NET CHANGE IN CASH                                                                    (10,148)               230

CASH, beginning of year                                                                29,670             29,440
                                                                              ---------------    ---------------

CASH, end of year                                                             $        19,522    $        29,670
                                                                              ===============    ===============

SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid                                                              $        13,158    $        10,096
                                                                              ===============    ===============
   Taxes paid (refunded)                                                      $             -    $       (43,318)
                                                                              ===============    ================


NON CASH FINANCING ACTIVITIES:
   Issuance(return) of common stock for note receivable                       $       (20,000)   $        20,000
                                                                              ===============    ===============
    Issuance of common stock for services rendered                            $     2,044,800    $             -
                                                                              ===============    ===============
    Issuance of common stock for acquisition of AXP                           $       136,000    $             -
                                                                              ===============    ===============
    Return of common stock for forgiveness of note receivable                 $       (20,000)   $             -
                                                                              ================   ===============


See accompanying summary of accounting policies and notes to financial statements.

                          NOTES TO FINANCIAL STATEMENTS


1.       NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Systems Evolution Inc. ("SEVI") was incorporated in Texas on November 22, 1993. SEVI is an IT outsourcing and systems integration company providing services primarily in Houston, Texas. SEVI's objective is to work with its customers to help improve efficiency, productivity and profitability of their operations.

         On September 9, 2003, Wallace Resources, Inc. ("Wallace"), an Idaho public corporation issued 37,500,000 shares of common stock for 100% of the outstanding common stock of Systems Evolution. After the merger the stockholders of SEVI owned approximately 90% of the combined entity. For financial reporting purposes this transaction was treated as an acquisition of Wallace and a recapitalization of SEVI using the purchase method of accounting. SEVI's historical financial statements replace Wallace's in the accompanying financial statements.

         Cash and Cash Equivalents - SEVI considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         Furniture and Equipment - Property and equipment is stated at cost with depreciation calculated using the straight-line method over the estimated useful lives. When assets are retired or otherwise removed from the accounts, any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred, and significant renewals and improvements are capitalized.

         Marketable Securities - SEVI's investments in marketable securities consist of stocks traded in the public market, all of which are classified as available for sale. Available for sale securities are recorded at fair value with unrealized holding gains and losses reported as a separate component of stockholders' deficit. If a decline in market value is determined to be other than temporary, any such gains and losses are recognized in earnings. Realized gains and losses are accounted for on the specific identification method. Purchases and sales are recorded on a trade date basis.

         As of May 31, 2003, SEVI determined the decline in market value of the common stock received in 2002 was other than temporary, and recorded an impairment of $40,025 in 2003.

         Revenue Recognition - Revenues are recognized as services are provided, in accordance with customer consulting agreements.

         Allowance for Doubtful Accounts - Earnings are charged with a provision for doubtful accounts based on a current review of the collectibility of accounts. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

         Intangibles - Intangibles consists of customer relationships and employment agreements that were acquired in the AXP acquisition (see note 3), and are being amortized over three years.

         Fair Value of Financial Instruments - SEVI's financial instruments consist of cash and cash equivalents, receivables and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these consolidated financial statements.

         Loss Per Common Share -Diluted net loss per common share is computed by dividing the net loss applicable to common stockholders, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the years ended May 31, 2004 and 2003, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

         Income Taxes - The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using anticipated tax rates and laws that will be in effect when the differences are expected to reverse. The realization of deferred tax assets are evaluated annually and a valuation allowance is provided if it is more likely than not that the deferred tax assets will not give rise to future benefits in SEVI's tax returns.

         Stock-Based Compensation - The Company accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under APB Opinion No. 25, compensation expense to employees is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of our common stock and the relevant exercise price. We account for stock-based compensation (stock options and warrants) for non-employees, who are not members of our board of directors, at fair value using the Black Scholes option-pricing model. Stock issued directly to employees and non-employees is expensed based on the stock price on the date the shares are earned; which is usually the date issued.

         The pro forma information below is based on provisions of Statement of Financial Accounting Standard ("FAS") No. 123, Accounting for Stock-Based Compensation, as amended by FAS 148, Accounting for Stock-Based
Compensation-Transition and Disclosure, issued in December 2002.


                                                                                 2004            2003
                                                                            ---------------  --------------
         Net loss, as reported                                              $  (2,733,687)   $    (302,819)
         Add: Intrinsic value expense recorded                                    183,125                -
         Deduct: total stock-based employee compensation expense
         determined under fair value based method                                (227,000)               -
                                                                            -------------    -------------
         Pro forma net loss                                                 $  (2,777,562)   $    (302,819)
                                                                            =============    =============

         Earnings per share:
         Basic and diluted - as reported                                             (.06)            (.04)
         Basic and diluted - pro forma                                               (.06)            (.04)


         The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2004 and 2003: no dividend yield and expected volatility of 191% and .001%, respectively, risk-free interest rate of 1.5% and 4.0%, respectively, and expected lives of 5 years.

         Comprehensive Income - Comprehensive income is defined as all changes in stockholders' deficit, exclusive of transactions with owners, such as capital investments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and certain changes in minimum pension liabilities. SEVI's comprehensive loss was equal to its net loss for all periods presented in these financial statements.

         Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.       GOING CONCERN

         The financial statements have been prepared assuming that SEVI will continue as a going concern. SEVI has incurred significant losses the last three fiscal years and has a working capital deficiency at May 31, 2004 totaling $269,966; all of which raise substantial doubt about SEVI's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should SEVI be unable to continue as a going concern

         The continued support of SEVI's lenders and stockholders' is required in order for SEVI to continue as a going concern. Management's plans to support and grow SEVI's operations include increasing marketing and sales efforts and obtaining additional equity financing. SEVI's inability to obtain additional capital or obtain such capital on favorable terms could have a material adverse effect on its financial position, results of operations and its ability to continue operations


3.       ACQUISITION

         On March 15, 2004, SEVI completed the acquisition of all the issued and outstanding shares of AXP Technologies, Inc. ("AXP"). Pursuant to the transaction, SEVI issued 200,000 shares of its common stock valued at $136,000, using the stock price on the date of the merger, and $20,000 cash for 100% of the outstanding common stock of AXP. As of the effective date AXP became a wholly owned subsidiary of SEVI. The acquisition was accounted for using the purchase method of accounting resulting in an excess purchase price over the fair value of net tangible assets was approximately $155,000 SEVI has allocated the excess purchase price 75% to employment agreements with the two shareholders of AXP and the remaining 25% to customer relationships. Both intangible assets are being amortized over three years.

         The following table summarizes the estimated fair value of the net assets acquired and liabilities assumed at the acquisition dates.

                                                            Total
                                                       ----------------

                Current assets                               $  13,000
                Property and equipment                           8,000
                Intangibles                                    154,000
                                                       ----------------
                  Total assets acquired                        175,000
                                                       ----------------

                Current liabilities                             20,000
                                                       ----------------
                  Net assets acquired                        $ 155,000
                                                       ================

         The consolidated statement of operations in the accompanying financial statements for the year ended May 31, 2004 includes the operations of AXP from March 15, 2004 through May 31, 2004. The following are pro forma condensed statements of operations for the years ended May 31, 2004 and 2003, as though the acquisitions had occurred on May 8, 2003; the date AXP was formed.


                                                                             Twelve Months Ended
                                                                                   May 31,
                                                                          2004                   2003
                                                                  ---------------------    -----------------

                 Revenue                                          $           861,000      $    1,102,000
                 Net loss                                         $        (2,765,000)     $     (303,000)

                 Net loss per share - basic and diluted           $            (.06)       $         (.01)



4.       FURNITURE AND EQUIPMENT

         Furniture and equipment consisted of the following as of May 31, 2004:

                                        ESTIMATED USEFUL
                                         LIVES IN YEARS
                                      ---------------------
Furniture and office equipment               5 - 7               $       17,140
Computer equipment                           3 - 5                       61,446
Automobiles                                    5                         46,814
                                                                 --------------
                                                                        125,400
Less: accumulated depreciation                                          (69,517)
                                                                 --------------
                                                                 $       55,883



5.       NOTES PAYABLE AND LONG-TERM DEBT

         SEVI has a note payable to a bank that accrues interest at prime rate (4.25% at May 31, 2004) plus 1.5% and is due in monthly installments of $5,000 with the remaining unpaid principal and interest was due June 17, 2004 and is currently in default. At May 31, 2004 $65,678 was still outstanding on the note. The note is secured by all assets of SEVI.

         SEVI has a $30,000 unsecured line of credit with American Express bearing interest at 25.99%. The balance due under the line at May 31, 2004 was $23,883.

         SEVI has assumed an unsecured line of credit from AXP (see note 3) with American Express bearing interest at 25.99%. The balance due under the line at May 31, 2004 was $797.

         SEVI has a $25,000 unsecured line of credit with MBNA bearing interest at 12.99%. The balance due under the line at May 31, 2004 was $20,615

         SEVI has a $15,000 note payable to a related party bearing interest at 1.0% and was due on July 16, 2004. The balance outstanding on the note at May 31, 2004 was $15,000.

         SEVI has a $25,000 note payable to a related party bearing no interest. The balance outstanding on the note at May 31, 2004 was $25,000.

         SEVI has a long-term note payable with Ford Motor Credit with monthly payments totaling $538 secured by an automobile. The balance due at May 31, 2004 was $16,137 with approximately $5,500 due in fiscal 2005 and 2006 and the balance due in fiscal 2007.

         SEVI in fiscal 2004 received proceeds of $275,000 from a third party in exchange for a note payable. The note payable was paid off prior to May 31, 2004 using proceeds from the sale of common stock (see note7).

6.       INCOME TAXES

         SEVI has incurred net losses for the last three years and, therefore, has no tax liability as of May 31, 2004. SEVI did not record income tax expense or benefit in 2004, however, recorded a federal income tax benefit in 2002 related to a refund resulting from carrying back net operating losses to previous tax years. The refund totaled $43,318 and was collected in 2003.

         The net deferred tax asset generated by loss carry-forwards has been fully reserved. The cumulative net operating loss carry-forward is approximately $330,000 at May 31, 2004, and will expire in various years through 2024.

         Components of deferred tax assets and liabilities at May 31, 2004 are as follows:


                                                              2004
                                                         ---------------
Deferred tax liabilities                                 $            -
Deferred tax assets:
   Allowance for doubtful accounts                                5,100
   Net operating loss carryforward                              243,000
                                                         --------------
Valuation allowance                                            (248,100)
                                                         --------------
   Net deferred tax asset                                $            -
                                                         ==============


7.       COMMON STOCK AND STOCKHOLDERS' RECEIVABLE

         In January 2003, SEVI sold 2,000,000 shares of SEVI's common stock to an officer of SEVI in exchange for a note receivable totaling $20,000. The amount was shown as a reduction of stockholders' equity at May 31, 2003. In fiscal 2004, the officer returned the 2,000,000 shares to the Company as settlement of the note receivable.

         In May 2003, SEVI sold 128,516 shares of common stock for $39,840.

         As of May 31, 2003, SEVI had a note receivable from the majority stockholder totaling $16,422. The note accrued interest at 6% and was due in December 2018. The amount was shown as a reduction of stockholders' deficit at May 31, 2003. The balance was settled during the year ended May 31, 2004.

         In fiscal 2004, SEVI issued 8,000,000 shares of common stock to four consultants resulting $1,820,000 in non-cash expense. The expense was calculated using the stock price on the date the shares were issued.

         In fiscal 2004, SEVI issued 1,000,000 shares of common stock as compensation to its new Chief Operating Officer for signing an employment agreement with SEVI resulting in $200,000 of non-cash expense based on the stock price on the date issued.

         In fiscal 2004, SEVI sold 887,096 shares of common stock to a third party for $275,000. These proceeds were used to pay off a note payable totaling $275,000 (see note 5). In addition, SEVI sold 290,129 shares of common stock for proceeds totaling $89,940. These shares have not been issued; therefore, $89,940 is included in accrued expenses in the accompanying balance sheet as of May 31, 2004.

         In fiscal 2004, SEVI issued 200,000 shares of common stock in connection with the acquisition of AXP (see note 3).

         In fiscal 2004, SEVI issued 80,000 shares of common stock to three employees resulting in non cash compensation expense totaling $24,800 based on the stock price on the date issued.


8.       STOCK OPTIONS

         At May 31, 2003, SEVI had one plan, the 2000 Employee stock option plan. All options under the 2000 plan have been exercised or expired as of May 31, 2004. During fiscal 2004, SEVI created the 2003 Directors, Officers, and Consultants Stock Option, Stock Warrant and Stock Award Plan. Under the 2003 Plan, the total number of shares of common stock that may be granted is 20,000,000. SEVI has granted a total of 13,140,000 options with exercise prices of $.05 to $.25 per share which vest over 48 months. The maximum term of the options is ten years. The following table summarizes stock option activity:

Outstanding, June 1, 2002                                            2,125,000
Granted                                                                      -
Canceled or expired                                                 (2,110,000)
Exercised                                                                    -
                                                                --------------
Outstanding, May 31, 2003                                               15,000
                                                                ==============
Exercisable at May 31, 2003                                              3,000
                                                                ==============
Weighted-average fair value of options,  granted during the
   year                                                         $          . -
                                                                ==============



Outstanding, June 1, 2003                                                3,000
Granted                                                             13,140,000
Canceled or expired                                                     (3,000)
Exercised                                                                    -
                                                                --------------
Outstanding, May 31, 2004                                           13,140,000
                                                                ==============
Exercisable at May 31, 2004                                          1,112,083
                                                                ==============
Weighted-average grant-date fair value of
   options, granted during the year                             $          .27
                                                                ==============
Weighted average exercise price of options granted              $          .12
                                                                ==============
Weighted-average remaining, years of contractual life                       10
                                                                ==============


9.       COMMITMENTS AND CONTINGENCIES

         SEVI has one non-cancelable operating lease. The lease is for office space and it expires in February 28, 2005. Approximate future minimum rent under the agreement is $29,000.

         Total rental expense for the years ended May 31, 2004 and 2003 was approximately $37,000 and $39,000, respectively.

         SEVI has entered into four employment agreements with key employees. All agreements are three years in length and the aggregate annual amount for these agreements is $470,000. If SEVI terminates the agreements, a severance payment of one (1) year's salary is required to the employee.

10.      CONCENTRATIONS OF CREDIT RISK

         Financial instruments that potentially subject SEVI to concentration of credit risk are accounts receivable. SEVI performs ongoing credit evaluations as to the financial condition of its customers.

         For the years ended May 31, 2004 and 2003, six customers accounted for approximately 74% and 75%, respectively, of total revenues. As of May 31, 2004 and 2003, these six customers accounted for approximately 46% and 40% of accounts receivable, respectively.


11.      SUBSEQUENT EVENTS

         In June through August 2004, SEVI has sold 112,580 shares of common stock for $.31 per share.

         In June through August 2004, SEVI issued approximately 2,700,000 shares of common stock to various consultants. SEVI will record expense related to the issuances based on the common stock price on the date issued.

                             SYSTEMS EVOLUTION INC.
                           CONSOLIDATED BALANCE SHEETS
                  AUGUST 31, 2004 (UNAUDITED) AND MAY 31, 2004

                                                                              AUGUST 31,             May 31,
                                                                                 2004                 2004
                                                                          -------------------- --------------------
                                     ASSETS                                   (Unaudited)

CURRENT ASSETS:
  Cash                                                                                     $-              $19,522
  Accounts receivable - trade,
    net of allowance of $28,617 & $15,000                                             149,292              107,369
  Other current assets                                                                 36,562                    -
                                                                                 ------------         ------------
    Total current assets                                                              185,854              126,891

INTANGIBLES                                                                           343,154              143,150
FURNITURE AND EQUIPMENT, NET                                                          112,757               55,883
OTHER                                                                                   1,642                    -
                                                                                 ------------         ------------
    Total assets                                                                     $643,407             $325,924
                                                                                    =========            =========

          LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Accounts payable                                                                   $295,573              $48,515
  Accrued expenses                                                                    248,310              192,369
  Current portion, long-term debt                                                      44,204                5,000
  Notes payable                                                                       224,167              150,973
                                                                                 ------------         ------------
    Total current liabilities                                                         812,254              396,857

Long-term debt, net of current portion                                                 39,387               11,137
                                                                                 ------------         ------------
    Total liabilities                                                                 851,641              407,994

Commitments

STOCKHOLDERS'(DEFICIT)
  Common stock                                                                      4,320,565            2,679,765
  Accumulated deficit                                                             (4,528,799)          (2,761,835)
                                                                                 ------------         ------------
      Total stockholders' deficit                                                   (208,234)             (82,070)
                                                                                 ------------         ------------
Total liabilities and stockholders' deficit                                           643,407              325,924
                                                                                 ============         ============

                             SYSTEMS EVOLUTION INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                THREE MONTHS ENDED AUGUST 31,
                                                                               2004                       2003
                                                                          --------------             --------------
REVENUES                                                                        $232,629                   $186,143

OPERATING EXPENSES:
    Payroll and related costs                                                    303,865                    259,952
    General, administrative and selling                                        1,683,781                     87,390
                                                                          --------------             --------------

       Loss from Operations                                                  (1,755,017)                  (161,199)
                                                                          --------------             --------------

   Interest Expense                                                               11,947                          -

Net Loss                                                                     (1,766,964)                  (161,199)
                                                                           =============              =============

Basic and Diluted Loss Per Share:                                                ($0.03)                      $0.00
                                                                           =============              =============

Basic and Diluted Weighted Average Shares                                     54,637,571                 37,500,000
Outstanding                                                                =============              =============

                             SYSTEMS EVOLUTION INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED AUGUST 31, 2004 AND 2003
                                   (UNAUDITED)

                                                                                        2004                 2003
                                                                                    ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                                                        $(1,766,964)           $(161,199)
        Adjustments to reconcile net loss to net cash used in operating activities:
                      Depreciation and amortization                                           28,150                7,000
                      Bad debt expense                                                        13,627                    -
                      Stock issued for services                                              137,000                    -
                      Stock option and warrant expense                                     1,387,550                    -
        Changes in assets and liabilities:
                      Accounts receivable - trade                                           (20,210)               46,176
                      Prepaid expenses and other assets                                     (22,684)                    -
                      Accounts payable                                                       240,311               34,741
                      Accrued expenses                                                      (26,136)                6,198
                                                                                        ------------         ------------
        Net cash used in operating activities                                               (29,356)             (67,084)
                                                                                        ------------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
        Purchase of CMS                                                                     (10,000)                    -
                                                                                            -------                     -
                                                                                        ------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Repayment of notes payable and long-term debt                                       (14,943)                    -
        Proceeds from stockholder receivable                                                       -                9,036
        Proceeds from notes payable and long-term debt                                        22,527               19,969
        Sale of common Stock                                                                  12,250                9,300
                                                                                        ------------         ------------
        Net provided by financing activities                                                  19,834               38,305
                                                                                        ------------         ------------

Net Change in cash                                                                          (19,522)             (28,779)

CASH, beginning of year                                                                       19,522               29,670
                                                                                        ------------         ------------
CASH, end of year                                                                       $          -         $        891
                                                                                        ============         ============

SUPPLEMENTAL CASH FLOW INFORMATION:
        Interest paid                                                                   $     11,947         $          -
                                                                                        ============         ============
        Taxes paid                                                                      $          -         $          -
                                                                                        ============         ============

NON-CASH INVESTING AND FINANCING ACTIVITIES:
        Common stock issued for Acquisition of CMS                                      $    104,000         $          -
                                                                                        ============         ============
        Common stock issued for computer equipment                                      $     52,070         $          -
                                                                                        ============         ============

                             SYSTEMS EVOLUTION INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 AUGUST 31, 2004
                                   (UNAUDITED)

         NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited interim financial statements of Systems Evolution Inc. ("SEVI") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2004 as reported in the 10-KSB have been omitted.

         STOCK OPTIONS

         SEVI accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Statement of Financial Accounting Standard ("FAS") No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, issued in December 2002 requires pro forma net loss and pro forma net loss per share to be disclosed in interim financial statements.

         During fiscal 2004, the Company created the 2003 Directors, Officers, and Consultants Stock Option, Stock Warrant and Stock Award Plan ("2003 Plan"). Under the 2003 Plan, the total number of shares of common stock that may be granted is 20,000,000. As of August 31, 2004, the Company has granted a total of 13,573,333 options with exercise prices of $.05 to $.36 per share which vest over 48 months. The maximum term of the options is ten years. During the quarter ended August 31, 2004, the Company recorded compensation expense totaling $277,550 based on the intrinsic value of the options vested during the quarter.

         The following table illustrates the effect on net income and earnings per share if SEVI had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

                                                                   Three Months Ended
                                                                      August 31,
                                                               ------------------------
                                                                  2004          2003
                                                               ----------    ----------
         Net loss, as reported                                 (1,766,964)     (135,341)
         Add: Expense recorded                                    277,550

         Deduct:  Total  stock-based  employee  compensation
         expense  determined  under  the  fair  value  based
         method for all awards                                   (426,568)            -
         Pro forma net loss                                    (1,915,982)      135,341

         Loss per share:
         Basic and diluted - as reported                             (.03)          .00
         Basic and diluted - pro forma                               (.04)          .00


         The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 191%, risk-free interest rate of 1.5%, and expected life of six months to two years.


         NOTE 2 - ACQUISITION

         Effective July 27, 2004, the Company completed the acquisition of all the issued and outstanding shares of Southwest CMS Technology Services, LP and its general partner CMS Associates, LLC ("CMS"), a San Antonio based network integration firm. Pursuant to the transaction, the Company paid $10,000 cash, issued a note payable totaling $40,000 and issued an aggregate of 200,000 shares of the Company's common stock to the owners of CMS. As of the effective date, CMS became a wholly-owned subsidiary of the Company. The acquisition was accounted for using the purchase method of accounting.

         The following are pro forma condensed statements of income for the three month period ended August 31, 2004 and 2003, as though the acquisition had occurred on June 1, 2003. Other historical financial statements will be included in the Company's report on Form 8-K/A when filed.

                                                             Three Months Ended
                                                                 August 31,
                                                        -----------------------------
                                                           2004                2003
                                                        ---------           ---------
                 Revenues                                  286,468             471,461
                 Net Income/(Loss)                      (1,767,800)              4,233

                 Loss per share - basic and diluted           (.03)               .00


         NOTE 3 - COMMON STOCK

         On June 21, 2004, the Company re-issued a lost certificate to Mr. Patrick L. Anderson, one of the Company's directors. Mr. Anderson provided the Company with: a request for a replacement certificate; a statement that the certificate was not endorsed; affirmation that the security had not been hypothecated, transferred, pledged or otherwise disposed; and an agreement that the original certificate be immediately surrendered if found. The lost certificate, #1000 for 8,563,094 shares, was re-issued as a certificate for 6,463,094 shares to Mr. Anderson. 2,000,000 shares of Mr. Anderson's were returned to the Company in a transaction previously disclosed in the Company's 10-KSB for the period ending May 31, 2004. The lost certificate is not considered issued or outstanding in the accompanying financials, but, has not been cancelled by the transfer agent.

         During the three months ending August 31, 2004, the Company sold 112,580 shares of common stock for proceeds totaling $34,900. The Company has only issued 32,258 of the shares and has recorded a liability totaling $24,900 related to the unissued shares as of August 31, 2004. The liability is included in accrued expenses at August 31, 2004.

         During the three months ending August 31, 2004, the Company issued 2,250,000 shares of common stock to H.C. Wainwright and 1st SB related to the exercise of warrants (see Note 5). The warrants were issued and exercised during the quarter at a exercise price of $.001 per share resulting in $1,110,000 of compensation expense being recorded based on the fair value of the warrants.

         During the three months ending August 31, 2004, the Company issued 200,000 shares of common stock to 8 consultants and $20,000 shares to an employee. The company recorded consulting expense totaling $137,000 based on the fair market value on the date issued (earned). Fair market value was determined by using the stock price on the date issued.

         During the three months ended August 31, 2004, the Company issued 200,000 shares of common stock as consideration for the acquisition of CMS (See note 2).

         During the three months ended August 31, 2004, the Company acquired equipment in exchange for the 100,000 shares of the Company's common stock valued at $52,070 using the stock price on the date acquired.


         NOTE 4 - WARRANTS

         During the three months ended August 31, 2004, warrants were issued to H.C. Wainwright and 1st SB for consulting services. These warrants were exercised fully during the three month period ending August 31, 2004 (NOTE 4).

         Subsequent to the three month period ending August 31, 2004 and in conjunction with the Purchase Agreement (See Note 6), the Notes were issued together with warrants, denominated Series A, B, C and D warrants (each, a "Warrant"), to purchase in the aggregate 36,500,000 shares of our Common Stock. Each investor received Warrants to purchase shares of Common Stock equal to the number of shares of Common Stock that are issuable upon full conversion of that investor's Note, each investor receiving an equal number of each of the four series of Warrants. The Series A Warrants are exercisable at $.06 per share commencing on the Closing Date and expire 90 days after the registration statement that we are required to file under the registration rights agreement referred to below has been declared effective by the Securities and Exchange Commission (the "Commission"). The Series B Warrants are exercisable at $.07 per share commencing on the Closing Date and expire 180 days after such registration statement is declared effective. The Series C Warrants are exercisable at $.08 per share commencing on the Closing Date and expire 270 days after such registration statement is declared effective. The Series D Warrants are exercisable at $.15 per share commencing on the Closing Date and expire five years from the Closing Date.

         In conjunction with the Purchase Agreement (see Note 6), 14,400,000 warrants were issued to H.C. Wainwright to purchase shares of the Company's common stock with an exercise price of $0.05, providing for a cashless exercise, and expiration of August 31, 2009. Also in conjunction with the Purchase Agreement (See note 6), 7,200,000 warrants were issued to 1st SB to purchase shares of the Company's common stock with an exercise price of $0.05, providing for a cashless exercise, and expiration of August 31, 2009.

         As of August 31, 2004, the Company has no outstanding warrants to acquire shares of common stock.



         NOTE 5 - SUBSEQUENT EVENTS

         On August 31, 2004, the Company executed a Purchase Agreement with certain institutional and accredited investors under which the Company agreed to sell and the purchasers agreed to purchase convertible promissory notes due August 31, 2007 (the "Notes") in the aggregate principal amount of up to $2,500,000 bearing interest at the rate of 8% per annum and convertible into shares of our Common Stock at a conversion price of $0.05 per share. On September 9, 2004, the Company completed the sale of an aggregate of $1,825,000 in Notes and accompanying Warrants under the Purchase Agreement which resulted in net proceeds to the Company of $1,542,417. The Notes are initially convertible into 36,500,000 shares of Common Stock, and an additional 36,500,000 shares of Common Stock are reserved for issuance upon exercise of the Warrants issued to the note holders. The Company is required to file a registration statement registering the shares related to the convertible debentures and underlying warrants on or prior to October 31, 2004. The company is required to have the registration statement declared effective prior to February 7, 2004 and filed by October 31, 2004 or the Company will be in default.

         The Company acquired Duration Software, Inc. ("Duration"), an Austin based business and technology consulting firm, on September 24, 2004. Duration's primary focus is on custom applications and integration solutions for government, healthcare, and business. Its core service offerings include:
Application Design and Development; Application Integration; Database Design, Development and Integration; and Project Management. In connection with the acquisition of Duration from its five stockholders, the Company paid the selling stockholders $450,000 in cash, and issued them $300,000 aggregate principal amount of our non-interest bearing notes due February 1, 2007, and 15,000,000 shares of our common stock.

         The Company entered into a definitive agreement to acquire Next Hire ("Next Hire") Consultants Inc., a Houston based staffing and permanent placement firm, on July 12, 2004, and closed the acquisition on September 23, 2004. In connection with the acquisition of Next Hire from its stockholder, the Company issued 400,000 shares of our common stock.

         On September 22, 2004, the Company increased its authorized number of shares of common stock to 750,000,000.

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the Company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The Idaho General Business Corporations Law permits us to indemnify an individual who is a director of the Company against liability incurred in a proceeding if: (a) (i) he conducted himself in good faith; and (ii) he reasonably believed: (A) In the case of conduct in his official capacity, that his conduct was in the best interests of the Company, and (B) In all cases, that his conduct was at least not opposed to the best interests of the Company; and
(iii) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Unless ordered by a court, a corporation may not indemnify a director in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity. A corporation may not indemnify a director unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the relevant standard of conduct set forth in the Idaho General Business Corporations Law. The determination shall be made: (a) if there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, (a majority of whom shall for such purpose constitute a quorum), or by a majority of the members of a committee of two (2) or more disinterested directors appointed by such a vote; (b) by special legal counsel: (i) Selected by a majority vote of the disinterested directors; or (ii) If there are fewer than two (2) disinterested directors, selected by the board of directors (in which selection directors who do not qualify as disinterested directors may participate); or (c) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director are not eligible to be voted on the determination. Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification shall be made by the board.

            The Company's indemnification policy covering officers and directors, as contained in our By-Laws, provides that the Company may indemnify its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The Company may purchase indemnification insurance for officers and directors

         We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:


SEC Filing Fee                                   $         1,026.70
Printing Expenses*                                         3,000.00
Accounting Fees and Expenses*                              2,500.00
Legal Fees and Expenses*                                  35,000.00
Blue Sky Fees and Expenses*                                5,000.00
Registrar and Transfer Agent Fee*                            500.00
Miscellaneous*                                             1,500.00
                                                --------------------
      Total*                                     $        48,526.70
                                                --------------------
* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

---------------- -------------------------------------- ----------------- ----------------- --------------------------
     Date        Title and Amount*                      Purchaser         Underwriter       Total      Offering
                                                                                            Price/
                                                                                            Underwriting Discounts
---------------- -------------------------------------- ----------------- ----------------- --------------------------
June 21, 2003    32,358 shares of Common Stock          Private Investor         NA         $.31 per share/NA
---------------- -------------------------------------- ----------------- ----------------- --------------------------
February 26,     887,096 shares of Common Stock         Private Investor         NA         $.31 per share/NA
2004
---------------- -------------------------------------- ----------------- ----------------- --------------------------
June 21, 2004    20,000 shares of Common Stock issued   Employee                 NA         $.65 per share/NA
                 to an employee as a signing bonus
---------------- -------------------------------------- ----------------- ----------------- --------------------------
June 21, 2004    112,580 shares of Common Stock         Private Investor         NA         $.31 per share/NA
---------------- -------------------------------------- ----------------- ----------------- --------------------------
July 27, 2004    200,000 shares of Common Stock         Private                  NA         $.52 per share/NA
                 issued in connection with the          Investors
                 acquisition of Southwest CMS
                 Technology Services LP
---------------- -------------------------------------- ----------------- ----------------- --------------------------
July 28, 2004    1,500,000 shares issued upon           Financial                NA         $.51 per share/NA
                 exercise of warrant                    Consultant
---------------- -------------------------------------- ----------------- ----------------- --------------------------
August 25, 2004  750,000 shares issued upon exercise    Financial                NA         $.47 per share/NA
                 of warrant                             Consultant
---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 9,     $1,825,000 principal amount of 8%      Private                  NA         $1,825,000/$246,835
2004             convertible promissory notes due       Investors
                 August 31, 2007, convertible into
                 an aggregate of 36,500,000
                 shares of Common Stock, issued
                 pursuant to a Note and Warrant
                 Purchase Agreement, dated August 31, 2004
---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 9,     Series A Warrants to purchase an       Private                  NA                   NA/NA
2004             aggregate of 9,125,000 shares of       Investors
                 common stock issued pursuant to the
                 August 31, 2004 Note and
                 Warrant Purchase Agreement for
                 the 8% convertible promissory
                 notes
---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 9,     Series B Warrants to purchase an       Private                  NA                   NA/NA
2004             aggregate of 9,125,000 shares of       Investors
                 common stock issued pursuant to the August 31, 2004 Note and
                 Warrant Purchase Agreement for the 8% convertible promissory notes
---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 9,     Series C Warrants to purchase an       Private                  NA                   NA/NA
2004             aggregate of 9,125,000 shares of       Investors
                 common stock issued pursuant to the
                 August 31, 2004 Note and
                 Warrant Purchase Agreement for the
                 8% convertible promissory
                 notes
---------------- -------------------------------------- ----------------- ----------------- --------------------------

---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 9,     Series D Warrants to purchase an       Private                  NA                   NA/NA
2004             aggregate of 9,125,000 shares of       Investors
                 common stock issued pursuant to the
                 August 31, 2004 Note and
                 Warrant Purchase Agreement for the
                 8% convertible promissory
                 notes
---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 9,     Warrants to purchase an aggregate of   Financial                NA                   NA/NA
2004             14,600,000  shares of common stock     Consultant
---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 9,     Warrants to purchase an aggregate of   Financial                NA                   NA/NA
2004             7,300,000 shares of common stock       consultant
---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 23,    100,000 shares of common stock for     Equipment vendor         NA             $.10 per share/NA
2004             the purchase of equipment
---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 24,    15,000,000 shares of common stock      Stockholders  of         NA             $.15 per share/NA
2004             issued to the five stockholders of     Duration
                 Duration Software Inc. in connection   Software, Inc.
                 with its acquisition by the Company
---------------- -------------------------------------- ----------------- ----------------- --------------------------
September 24,    $300,000 principal amount of           Stockholders  of         NA                $300,000/NA
2004             promissory notes due February 1,       Duration
                 2007, issued to the five               Software, Inc.
                 stockholders of Duration Software
                 Inc. in connection with its
                 acquisition by the Company
---------------- -------------------------------------- ----------------- ----------------- --------------------------
October 26,      313,125   shares  of   common   stock  Placement agent          NA             $.08 per share/NA
2004             issued  to  a  placement   agent  for
                 placement  of a  controller  with the
                 Company
---------------- -------------------------------------- ----------------- ----------------- --------------------------
December    30,  $500,000   principal   amount  of  8%  Private                  NA         $500,000/$45,000
2004             callable  secured  convertible  notes  Investors
                 due December 31, 2006, convertible into
                 an aggregate of 3,846,154 shares of
                 Common Stock, issued pursuant to a
                 Securities Purchase Agreement, dated
                 December 30, 2004
---------------- -------------------------------------- ----------------- ----------------- --------------------------
December    30,  Warrants to purchase an  aggregate of  Private                  NA                   NA/NA
2004             1,500,000   shares  of  common  stock  Investors
                 issued  pursuant to the  December 30,
                 2004  Securities  Purchase  Agreement
                 for   the   8%    callable    secured
                 convertible notes
---------------- -------------------------------------- ----------------- ----------------- --------------------------
December    30,  Warrants to purchase an  aggregate of  Financial                NA                   NA/NA
2004             2,325,000  shares of common stock      Consultant
---------------- -------------------------------------- ----------------- ----------------- --------------------------
December    30,  Warrants to purchase an  aggregate of  Financial                NA                   NA/NA
2004             4,650,000 shares of common stock       consultant
---------------- -------------------------------------- ----------------- ----------------- --------------------------

         The transactions are viewed as exempt from registration under the Securities Act of 1933, as amended, under section 4(2) thereof, as transactions not involving any public offering.

ITEM 27. EXHIBITS.

         Exhibit No.        Description
         -----------        -----------

              3.1 Articles of Incorporation. Incorporated by reference to Exhibit 1 to the Company's Form 10-SB, filed with the Securities and Exchange Commission (the "Commission" on January 22, 2001.

              3.11 Amendment to Articles of Incorporation, filed October 5, 2004. Incorporated by reference to
                            Exhibit 3.11 to the Company's Amended Quarterly Report on Form 10-QSB, filed with the Commission on November 10, 2004.

              3.2 By-Laws. Incorporated by reference to Exhibit 2 to the Company's Form 10-SB, filed with the Commission on January 22, 2001.

              4.1 2003 Directors, Officers and Consultants Stock Option, Stock Warrant and Stock Award Plan. Incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8, filed with the Commission on December 31, 2003.

              4.2 Note and Warrant Purchase Agreement dated as of August 31, 2004 by and among Systems Evolution, Inc. and the Purchasers related to the sale of the Notes and Warrants. Incorporated by reference to Exhibit
                            4.2 to the Company's Current Report on Form 8-K, filed with the Commission on September 15, 2004.

              4.3 Form of 8% Convertible Promissory Note due August 31, 2007 issued by Systems Evolution, Inc. to the Purchasers under the Note and Warrant Purchase Agreement, dated August 31, 2004. Incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K, filed with the Commission on September 15, 2004.

              4.4 Form of Series A Warrant issued to the Purchasers under the Note and Warrant Purchase Agreement, dated August 31, 2004. Incorporated by reference to
                            Exhibit 4.4 to the Company's Current Report on Form 8-K, filed with the Commission on September 15, 2004.

              4.5 Form of Series B Warrant issued to the Purchasers under the Note and Warrant Purchase Agreement, dated August 31, 2004. Incorporated by reference to
                            Exhibit 4.5 to the Company's Current Report on Form 8-K, filed with the Commission on September 15, 2004.

              4.6 Form of Series C Warrant issued to the Purchasers under the Note and Warrant Purchase Agreement, dated August 31, 2004. Incorporated by reference to
                            Exhibit 4.6 to the Company's Current Report on Form 8-K, filed with the Commission on September 15, 2004.

              4.7 Form of Series D Warrant issued to the Purchasers under the Note and Warrant Purchase Agreement, dated August 31, 2004. Incorporated by reference to
                            Exhibit 4.7 to the Company's Current Report on Form 8-K, filed with the Commission on September 15, 2004.

              4.8 Securities Purchase Agreement dated as of December 30, 2004 by and among Systems Evolution, Inc. and the Purchasers related to the sale of the Callable Secured Convertible Notes due December 31, 2006, and Warrants. Incorporated by reference to Exhibit 4.8 to the Company's Current Report on Form 8-K, filed with the Commission on January 3, 2005.

              4.9 Form of 8% Callable Secured Convertible Note due December 31, 2006, issued by Systems Evolution, Inc. to the Purchasers under the Securities Purchase Agreement, dated December 30, 2004. Incorporated by reference to Exhibit 4.9 to the Company's Current Report on Form 8-K, filed with the Commission on January 3, 2005.


              4.10 Form of Warrant issued to the Purchasers under the Securities Purchase Agreement, dated December 30, 2004. Incorporated by reference to Exhibit 4.10 to the Company's Current Report on Form 8-K, filed with the Commission on January 3, 2005.




              10.1 Mining Lease, between the City of Wallace and the Company, dated December 8, 1987. Incorporated by reference to Exhibit 3 to the Company's Form 10-SB, filed with the Commission on January 22, 2001.

              10.2 Agreement and Plan of Reorganization, dated September 4, 2003, between the Company and Robert C. Rhodes. Incorporated by reference to Exhibit A to the Company's Current Report on Form 8-K, filed with the Commission on September 10, 2003.

              10.3 Asset Purchase Agreement, dated February 27, 2004, by and between the Company and AXP Technologies, Inc. and its shareholders. Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K, filed with the Commission on March 26, 2004.

              10.4 Registration Rights Agreement dated as of August 31, 2004 by and among Systems Evolution, Inc. and the Purchasers under the Note and Warrant Purchase Agreement, dated August 31, 2004. Incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K, filed with the Commission on September 15, 2004.

              10.5 Lock-Up Agreement, dated as of August 31, 2004, by and among Systems Evolution, Inc. and Robert C. Rhodes, Richard N. Hartmann, Willie A. Jackson, Jr. and Patrick L. Anderson. Incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K, filed with the Commission on September 15, 2004.

              10.6 Acquisition Agreement, dated August 30, 2004, by and among the Company, Systems Evolution, Inc., a Texas corporation, Duration Software Inc. and the stockholders of Duration Software, Inc. Incorporated by reference to Exhibit 10.6 to the Company's Current Report on Form 8-K, filed with the Commission on September 30, 2004.

              10.7 Acquisition Agreement, dated as of July 1, 2004, by and among Systems Evolution, Inc., a Texas corporation, the Company and Southwest CMS Technology Services LP and its owners. Incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-QSB, filed with the Commission on October 20, 2004.


              10.8 Employment Agreement, dated as of January 1, 2004, between Systems Evolution, Inc. and Robert C. Rhodes. Incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form SB-2, filed with the Commission on January 5, 2005.

              10.9 Employment Agreement, dated as of January 1, 2004, between Systems Evolution, Inc. and Richard N. Hartman. Incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form SB-2, filed with the Commission on January 5, 2005.

              10.10 Amendment No. 1, dated as of October 9, 2004, to Registration Rights Agreement, dated as of August 31, 2004, and 8% Convertible Promissory Notes due August 31, 2007. Incorporated by reference to
                            Exhibit 10.10 to the Company's Registration
                            Statement on Form SB-2, filed with the Commission on January 5, 2005.

              10.11 Amendment No. 2, dated as of November 8, 2004, to Registration Rights Agreement, dated as of August 31, 2004, and 8% Convertible Promissory Notes due August 31, 2007. Incorporated by reference to
                            Exhibit 10.11 to the Company's Registration
                            Statement on Form SB-2, filed with the Commission on January 5, 2005.

              10.12 Factoring Agreement, dated October 15, 2004, between Systems Evolution, Inc. and Allied Capital Partners, L.P. Incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form SB-2, filed with the Commission on January 5, 2005.


              10.13 Registration Rights Agreement dated as of December 30, 2004 by and among Systems Evolution, Inc. and the Purchasers under the Securities Purchase Agreement, dated December 30, 2004. Incorporated by reference to Exhibit 10.13 to the Company's Current Report on Form 8-K, filed with the Commission on January 3, 2005.

              10.14 Security Agreement dated as of December 30, 2004 by and among Systems Evolution, Inc. and the Purchasers under the Securities Purchase Agreement, dated December 30, 2004. Incorporated by reference to
                            Exhibit 10.14 to the Company's Current Report on Form 8-K, filed with the Commission on January 3, 2005.

              10.15 Intellectual Property Security Agreement dated as of December 30, 2004 by and among Systems Evolution, Inc. and the Purchasers under the Securities Purchase Agreement, dated December 30, 2004. Incorporated by reference to Exhibit 10.15 to the Company's Current Report on Form 8-K, filed with the Commission on January 3, 2005.

              10.16 Guarantee and Pledge Agreement, dated as of December 30, 2004, among Systems Evolution, Inc.; Robert C. Rhodes, Richard N. Hartmann, Willie A. Jackson, Jr. and Patrick L. Anderson, as Pledgors; and the Holders of the 8% Convertible Promissory Notes due August 31, 2007, and of the 8% Callable Secured Convertible Notes due December 31, 2006, as Pledgees. Incorporated by reference to Exhibit 10.16 to the Company's Current Report on Form 8-K, filed with the Commission on January 3, 2005.



              23            Consent of Lopez, Blevins, Bork & Associates, LLP*



*Filed herewith.

ITEM 28. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

   1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

              (iii) To include any additional or changed material information on the plan of distribution.

   2. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the 1933 Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Houston, State of Texas on the 7th day of January 2005.


SYSTEMS EVOLUTION, INC.


By: /s/ Robert C. Rhodes


Robert C. Rhodes, Chief Executive Officer,
Acting Chief Financial Officer and Director
Dated: January 7, 2005



     Pursuant to the requirements of the 1933 Securities Act, this SB-2 Registration Statement has been signed by the following persons in the capacities with Systems Evolution, Inc. and on the dates indicated.


Dated: January 7, 2005                  /s/ Robert C. Rhodes
                                        Robert C. Rhodes, Chief Executive
                                        Officer, Acting Chief
                                        Financial Officer and Director


Dated: January  , 2005
                                        Michael M. Barbour, Director

Dated: January 7, 2005                  /s/ John B. Dewberry
                                        John B. Dewberry, Director


Dated: January 7, 2005                  /s/ Patrick L. Anderson, Director